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The Valspar Corporation

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The Valspar Corporation

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 24, 2017

The annual meeting of stockholders of The Valspar Corporation (“Valspar” or the “Corporation”) will be held at 1101 South 3rd Street, Minneapolis, Minnesota 55415 on Friday, March 24, 2017 at 9:00 a.m., for the following purposes:

Proposal 1	To elect as directors (Class I) the four individuals nominated by the Board of Directors for a term of three years;

Proposal 2	To cast an advisory vote to approve the compensation of our named executive officers as stated in the Corporation’s proxy statement (“Say-on-Pay” vote);

Proposal 3	To cast an advisory vote on the frequency for a stockholders’ advisory vote on the Corporation’s executive compensation (“Frequency” vote); and

Proposal 4	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Corporation for the fiscal year ending October 27, 2017.

To transact such other business as may properly come before the meeting or any adjournments thereof.

Stockholders of record at the close of business on February 10, 2017 are entitled to notice of and to vote at the meeting.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement of the matters to be considered at the meeting. A copy of the Annual Report on Form 10-K for the year ended October 28, 2016 also accompanies this Notice.

On March 19, 2016, Valspar entered into an Agreement and Plan of Merger (the “Merger Agreement”) with The Sherwin-Williams Company (“Sherwin-Williams”) and Viking Merger Sub, Inc., a wholly-owned subsidiary of Sherwin-Williams (“Merger Sub”). The Merger Agreement provides that, among other things and subject to the terms and conditions of the Merger Agreement, (1) Merger Sub will be merged with and into Valspar (the “Merger”), with Valspar surviving the Merger as a wholly-owned subsidiary of Sherwin-Williams, and (2) at the effective time of the Merger, each outstanding share of common stock of Valspar, par value $0.50 per share (Valspar common stock) (other than Valspar common stock held in treasury by Valspar, owned by a subsidiary of Valspar or owned by Sherwin-Williams or any of its wholly-owned subsidiaries, or shares with respect to which appraisal rights have been validly exercised and not lost in accordance with Delaware law) will be converted into the right to receive the Merger Consideration. The Merger Consideration means $113.00 per share in cash, except that if Sherwin-Williams is required, in order to obtain the necessary antitrust approvals, to commit to any divestiture, license, hold separate, sale or other disposition of or with respect to assets, businesses or product lines of Valspar, Sherwin-Williams or their subsidiaries representing, in the aggregate, in excess of $650 million of Net Sales (as defined in the Merger Agreement), then the Merger Consideration will be $105.00 per share in cash. On June 29, 2016, Valspar stockholders voted to adopt the Merger Agreement at a special meeting of stockholders held for that purpose. Completion of the Merger remains subject to certain closing conditions, including the expiration or termination of the applicable waiting period under the U.S. Hart-Scott-Rodino Antitrust Improvements Act and the receipt of regulatory approvals in certain other jurisdictions.

IF THE CONSUMMATION OF THE MERGER OCCURS PRIOR TO THE SCHEDULED DATE OF THE CORPORATION’S ANNUAL MEETING, THE ANNUAL MEETING WILL NOT BE HELD SINCE VALSPAR’S COMMON STOCK WILL NO LONGER BE OUTSTANDING AFTER THE EFFECTIVE TIME OF THE MERGER.

By Order of the Board of Directors,

ROLF ENGH,
Secretary

Approximate Date of Mailing of Proxy Materials:

February 23, 2017

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held March 24, 2017

The following materials, also included with this Notice, are available for view on the Internet:

• Proxy Statement for the Annual Meeting of Stockholders

• Annual Report on Form 10-K for the year ended October 28, 2016

To view the Proxy Statement or Annual Report on Form 10-K, visit: www.proxyvote.com

IMPORTANT NOTICE TO STREET NAME HOLDERS

IN CONNECTION WITH APPLICABLE RULES, BENEFICIAL OWNERS OF SHARES HELD IN BROKER ACCOUNTS ARE ADVISED AS FOLLOWS: IF YOU DO NOT TIMELY PROVIDE VOTING INSTRUCTIONS TO YOUR BROKER, YOUR SHARES WILL NOT BE VOTED IN CONNECTION WITH PROPOSALS 1, 2 and 3.

Please refer to the enclosed proxy card and the attached proxy statement for information on voting options: Internet – Telephone – Mail

The Valspar Corporation

P.O. Box 1461

Minneapolis, Minnesota 55440

PROXY STATEMENT

Annual Meeting of Stockholders

March 24, 2017

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies in the accompanying form. Shares will be voted in the manner directed by the stockholders; provided, however, that if a stockholder delivers a proxy without giving any direction, the shares will be voted as recommended by the Corporation’s Board of Directors. A stockholder delivering a proxy may revoke it at any time before it is exercised by (i) giving written notice of revocation to the Office of the Secretary of the Corporation, (ii) delivering a duly executed proxy bearing a later date, or (iii) voting in person at the Annual Meeting.

Registered stockholders may vote in one of three ways: By completing and returning the enclosed proxy card via regular mail or by voting via the Internet or telephone, as permitted by Delaware law. Specific instructions for using these methods are set forth on the enclosed proxy card. The Internet and telephone procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

Proxies are being solicited by mail. In addition, directors, officers and employees of the Corporation may solicit proxies personally, by telephone or letter at no additional compensation to them. The Corporation will pay the expense of soliciting proxies and will reimburse brokerage firms and others for their expenses in forwarding proxy materials to beneficial owners of our common stock.

If a stockholder delivers a proxy and abstains from voting on any matter, the abstention will be counted for purposes of determining whether a quorum is present at the Annual Meeting of Stockholders for the transaction of business as well as shares entitled to vote on that matter. Under Delaware law and our By-laws, an action of the stockholders requires the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter, or a majority of the votes cast in the election of directors. Accordingly, an abstention on any matter other than the election of directors or the Frequency Vote will have the same effect as a vote against that matter.

A “street name” holder is the beneficial owner of shares held in a stock brokerage account or by a bank, trust or other nominee. Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the voting instruction form provided by it. If a street name holder does not provide timely instructions, the broker or other nominee may have the authority to vote on some proposals but not others. If the broker or other nominee votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner, this results in a broker non-vote. Broker non-votes on a matter are counted as present for purposes of establishing a quorum for the meeting, but are not considered entitled to vote on that particular matter. Consequently, non-votes generally do not have the same effect as a negative vote on the matter.

Under applicable rules of the New York Stock Exchange (the “NYSE”) relating to the discretionary voting of proxies by brokers, brokers are not permitted to vote shares with respect to the election of directors and executive compensation matters without instructions from the beneficial owner. However, brokers are permitted to vote shares held in brokerage accounts with respect to the approval of the independent registered public accounting firm, even if they do not receive instructions from the beneficial owner. Therefore, street name holders of shares held in broker accounts are advised that, if they do not timely provide instructions to their broker, their shares will not be voted in connection with Proposals 1, 2 and 3.

PROPOSAL 1

Election of Directors

In accordance with the Corporation’s By-laws, we may have up to twelve directors, divided into three classes. Each class consists of three to four seats, with each director serving a term of three years. There are currently eleven directors serving on the Board of Directors. The terms of Class I directors will expire at the Annual Meeting.

The Board of Directors has nominated John M. Ballbach, Ian R. Friendly, Janel S. Haugarth and David R. Lumley for re-election as Class I directors. Unless otherwise directed by the stockholders, it is intended that shares represented by proxy will be voted in favor of the election of the four nominees listed in Class I below, to hold office until the annual meeting in 2020 and until their successors are elected and qualify. If any of the nominees is unable or unwilling to stand for election, it is intended that shares represented by proxy will be voted for a substitute nominee recommended by the Board of Directors, unless the stockholder otherwise directs. The Board is not aware that any of the nominees is unable or unwilling to stand for election.

Names, Principal Occupations for the Past Five Years and Selected Other Information Concerning Nominees and Directors

CLASS I Nominees for Term Expiring in 2020

John M. Ballbach	Operating Advisor, Clayton, Dubilier & Rice, LLC
Director since 2012
Age — 56

Mr. Ballbach has been an Operating Advisor with Clayton, Dubilier & Rice (“Clayton”), a private equity investment firm, since June 2014. In connection with his role as an Operating Advisor at Clayton, Mr. Ballbach currently serves as Chairman and director for Solenis, LLC, a specialty chemicals manufacturer, which is a portfolio company of Clayton. Mr. Ballbach served as Chairman of VWR International, LLC, a leading global laboratory supply and distribution company, from 2007 to 2012 and was President and Chief Executive Officer from 2005 to 2012. Mr. Ballbach also served as a director and member of the audit committee of The Timken Company, a publicly traded global manufacturer of bearings and related components, until mid-2014.

Mr. Ballbach brings to the Board extensive business and industry experience as an advisor to Clayton and as the former Chairman, President and Chief Executive Officer of VWR International, LLC. In addition, he is a former corporate officer of Valspar, serving as President and Chief Operating Officer from 2002 to 2004 and in various senior management positions since 2000. Mr. Ballbach’s global perspective, particularly in finance and strategy, contributes to the Corporation’s further expansion into high growth markets. Mr. Ballbach’s background and experience make him well qualified to serve as a director of the Corporation.

Ian R. Friendly	Chief Executive Officer, Recombinetics, Inc.
Director since 2009
Age — 56

Mr. Friendly is the Chief Executive Officer of Recombinetics, Inc., a gene-editing company in St. Paul, MN. Mr. Friendly has held this position since May 2016. In June 2014, Mr. Friendly retired as Executive Vice President and Chief Operating Officer, U.S. Retail, General Mills, Inc., a position he held since June 2006. Prior to 2006, Mr. Friendly served as Chief Executive Officer, Cereal Partners Worldwide, a joint venture between General Mills and Nestle, since June 2004.

Mr. Friendly brings to the Board valuable retail and operating experience with a well-known branded consumer products company. Mr. Friendly’s qualifications to serve as a director include his extensive experience in building brands, launching new products and marketing, all of which are especially relevant to the Corporation’s Consumer product line. Mr. Friendly also offers a global business perspective to the Board, based on his experience with Cereal Partners Worldwide.

Janel S. Haugarth Director since 2007 Age — 61	Retired Executive Vice President; President, Independent Business and Supply Chain Services, SUPERVALU INC.

Ms. Haugarth retired as Executive Vice President; President, Independent Business and Supply Chain Services, SUPERVALU INC. on December 26, 2015, a position she held since February 2013. SUPERVALU INC. operates retail food stores and provides food distribution and other supply chain services. Prior to February 2013, Ms. Haugarth served as Executive Vice President; President, Independent Business and Business Optimization, from October 2012 to February 2013; as Executive Vice President, Business Optimization and Process Improvement from August through October 2012; and as Executive Vice President, Merchandising and Logistics, from January 2011 to August 2012. Prior to 2011, Ms. Haugarth served as Executive Vice President; President and Chief Operating Officer, Supply Chain Services since May 2006.

Ms. Haugarth brings extensive retail, distribution and supply chain experience to the Board. Ms. Haugarth’s prior responsibilities as the Executive Vice President, Merchandising and Logistics for SUPERVALU INC. are particularly relevant to the Corporation and the Board, given the importance of purchasing and supply chain functions to the Corporation’s operations. Ms. Haugarth’s background and experience make her well qualified to serve as a director of the Corporation.

David R. Lumley Director since 2015 Age — 62	Retired President and Chief Executive Officer of Spectrum Brands Holdings, Inc.

Mr. Lumley retired as President and Chief Executive Officer of Spectrum Brands Holdings, Inc. on April 1, 2015 and as a Director on September 30, 2015. Spectrum Brands Holdings, Inc. is a global and diversified consumer products company. Mr. Lumley served as Director from April 2010 to September 30, 2015; as President and Chief Executive Officer from June 2010 to April 1, 2015; as President, Global Batteries & Personal Care and Home & Garden from January 2007 to November 2013; as Co-Chief Operating Officer from January 2007 to April 2010. Mr. Lumley also serves as a director and member of the compensation committee of Husqvarna AB, a Swedish manufacturer of outdoor power products.

Mr. Lumley’s background includes more than 25 years of experience in the consumer products industry, including executive leadership roles at Newell Rubbermaid, EAS, Brunswick Bicycles, Outboard Marine Corporation, Wilson Sporting Goods Co. and other companies. Mr. Lumley’s background and experience make him well qualified to serve as a director of the Corporation.

CLASS II Directors Continuing in Office Until 2018

Jack J. Allen	Retired Executive Vice President and Chief Operating Officer, Navistar, Inc.
Director since 2011
Age — 59

Mr. Allen retired as Executive Vice President and Chief Operating Officer of Navistar, Inc. on December 31, 2014. Navistar, Inc. is the largest and core business group of Navistar International Corporation, a global manufacturer and supplier of commercial and military trucks, buses, diesel engines, chassis, service parts for trucks and trailers and a provider of financing for products sold by Navistar and its dealers. Mr. Allen served as Executive Vice President and Chief Operating Officer from April 2013 to December 2014; as President, North American Truck and Parts Group from July 2012 to April 2013; and as President, North American Truck Group from November 2008 to July 2012.

Mr. Allen brings to the Board extensive manufacturing and sales experience with branded industrial products. Mr. Allen’s prior responsibilities have included acquisitions and global expansion, both of which are key elements of the Corporation’s strategy. Mr. Allen’s background and experience make him well qualified to serve as a director of the Corporation.

John S. Bode	Retired Partner, KPMG LLP
Director since 2005
Age — 68

Mr. Bode retired as Partner from KPMG LLP in January 2005. Mr. Bode was elected to partnership in 1981. Prior to his retirement, Mr. Bode served as a Global Lead Partner. In the last five years, Mr. Bode served as director and Audit Committee Chair for Titan Machinery Inc., a publicly traded company that owns and operates a network of full service agricultural and construction equipment stores in the United States and Europe.

Mr. Bode brings to the Board many years of experience as the lead audit partner for clients in the consumer products, manufacturing and other industries. Mr. Bode is well qualified to serve as a director based on his experience with accounting principles, financial controls and evaluating financial statements of public companies, particularly from an auditor’s perspective.

Jeffrey H. Curler	Retired Executive Chairman, Bemis Company, Inc.
Director since 1997
Age — 66

Mr. Curler retired as Chairman Emeritus and a director from Bemis Company, Inc. in December 2011. Mr. Curler served as Executive Chairman of Bemis Company, Inc., a manufacturer of flexible packaging products and pressure sensitive materials, from May 2005 through August 2011 and was Chief Executive Officer from May 2000 through January 2008. Mr. Curler previously served as President of Bemis Company, Inc. from May 1996 through July 2007.

Mr. Curler brings to the Board many years of experience as the Chairman, and previously the Chief Executive Officer, of Bemis Company, Inc. He also has significant expertise in chemical engineering and the packaging industry, both of which are highly relevant to the Corporation’s business. Mr. Curler’s leadership skills, industry background and experience make him well qualified to serve as the Corporation’s Lead Director.

Shane D. Fleming Director since 2013 Age — 58	Retired Chairman, President and Chief Executive Officer, Cytec Industries Inc.

Mr. Fleming retired as Chairman, President and Chief Executive Officer of Cytec Industries Inc. in December 2015, which is when Cytec Industries Inc. merged with Solvay, SA. Mr. Fleming held this position since 2009. Cytec Industries Inc. (now Solvay) is a global specialty material and chemical technologies company. Mr. Fleming served as President and Chief Operating Officer during 2008 and as President, Cytec Specialty Chemicals, from October 2005 to June 2008.

Mr. Fleming brings to the Board a deep understanding of the resin, polymer and specialty chemicals industries and many of the markets we serve along with extensive international business experience. Mr. Fleming’s background and experience make him well qualified to serve as a director of the Corporation.

CLASS III Directors Continuing in Office Until 2019

William M. Cook	Retired Chairman, Donaldson Company, Inc.
Director since 2010
Age — 63

Mr. Cook retired as Chairman of Donaldson Company, Inc. on April 1, 2016. Donaldson Company, Inc. is a global provider of air and liquid filtration systems. Mr. Cook served as Chairman from August 2005 to April 2016, and as Chief Executive Officer and President from August 2004 to April 2015. Mr. Cook also serves as a lead director and audit committee member of IDEX Corporation, a publicly traded applied solutions company which manufactures fluid and metering technologies, health and science technologies, and other products, and a director and audit committee member of Neenah Paper, a publicly traded paper company.

Mr. Cook brings to the Board many years of experience as the Chairman, President and Chief Executive Officer of Donaldson Company, Inc. Donaldson operates globally and has a particular focus on research and development, giving Mr. Cook an understanding of the dynamics and challenges of developing new products and technologies for global markets. Mr. Cook’s leadership, background and experience qualify him to serve as a director of the Corporation.

Gary E. Hendrickson Director since 2009 Age — 60	Chairman, President and Chief Executive Officer, The Valspar Corporation

Mr. Hendrickson has held his present positions as Chairman since June 2012, Chief Executive Officer since June 2011 and President since February 2008. Mr. Hendrickson also served as Chief Operating Officer from February 2008 to June 2011. Prior to that, Mr. Hendrickson spent seven years abroad as Valspar’s regional leader for Asia Pacific, a strategic and fast-growing region. Mr. Hendrickson also serves as a director of Polaris Industries Inc., a publicly traded global manufacturer and seller of off-road vehicles, including all-terrain vehicles and snowmobiles.

As the Chairman, Chief Executive Officer and President and the former Chief Operating Officer of the Corporation, Mr. Hendrickson has served the Corporation for many years in roles of increasing responsibility. He spent seven years abroad as a regional executive in Asia Pacific, a strategic and fast-growing region. His familiarity with all aspects of the business and its operations, both in the U.S. and internationally, and experience with key customers and acquisitions qualify him to serve as a director.

Mae C. Jemison, M.D.	President, The Jemison Group, Inc.
Director since 2002
Age — 60

Dr. Jemison has been President of The Jemison Group, Inc. since 1993. The Jemison Group is a technology consulting company that applies and integrates science and advanced technology considering the worldwide social and technological circumstances of the users. Dr. Jemison is leading 100 Year Starship, a new initiative, seed-funded by the Defense Advanced Research Projects Agency (DARPA) to ensure that the capability for human interstellar travel is possible within the next 100 years. She was President and founder of BioSentient Corporation, a medical devices company specializing in ambulatory physiologic monitoring, from 2000 to 2012. Dr. Jemison founded and directs The Earth We Share; an international science camp for students ages 12-16 worldwide. She was a professor of Environmental Studies at Dartmouth College from 1996 to 2002. From 1987 to 1993, she was an astronaut with the National Aeronautics and Space Administration (NASA) and was a member of the Space Shuttle Endeavour Flight in September 1992. Dr. Jemison is also a director of Kimberly-Clark Corporation and a member of the National Academy of Medicine. In the last five years, Dr. Jemison was also a director of the Scholastic Corporation.

Dr. Jemison brings a strong science and technology background to the Board, including product innovation and strategy experience. She also has substantial board and committee experience as an independent director of other publicly held companies, including Kimberly-Clark Corporation. Her educational and professional achievements and numerous public and private advisory and leadership roles offer broad experience and a unique viewpoint for the Board of Directors and qualify her to serve as a director of the Corporation.

CORPORATE GOVERNANCE

General

We are committed to good corporate governance practices. These practices provide a framework in which our Board of Directors and management can pursue the strategic objectives of The Valspar Corporation (“Valspar” or the “Corporation”) and ensure the long-term success of the Corporation for the benefit of our stockholders.

The cornerstone of our corporate governance practices is an independent and qualified Board of Directors. All standing Board committees are composed entirely of independent directors. Each of the Nominating and Governance, Audit and Compensation Committees operates under a charter in order to focus the work of the committee and to ensure that the Board of Directors as a whole is addressing key functions. Each committee reviews its charter on an annual basis.

Structure of Board

In accordance with our By-laws, the Corporation may have up to twelve directors, divided into three classes of four directors each. There are currently eleven directors serving on the Board of Directors. Each director serves a term of three years under our staggered board structure. The directors believe that the staggered structure of the Board facilitates long-term strategic planning and succession, allowing directors to oversee risks and opportunities for the long-term success of the Corporation and for the benefit of our stockholders.

Board Standards and Objectives

The Board of Directors carefully evaluates each incoming director candidate based on selection criteria and overall priorities for Board composition that are re-examined periodically by the Nominating and Governance Committee with input from the rest of the directors. As our directors’ commitments or responsibilities change, the Board re-evaluates their situations to ensure they can continue to serve in the best interests of the Corporation and its stockholders. We also require high standards of ethics from our directors and management as described in our Code of Ethics and Business Conduct. In carrying out their duties and responsibilities, directors are guided by the following performance objectives, which are stated in the Corporation’s Principles of Corporate Governance:

•	Follow the Corporation’s Code of Ethics and Business Conduct;

•	Represent the interests of stockholders and other stakeholders;

•	Demonstrate good knowledge of the Corporation and its business and exercise good judgment in representing the interests of stockholders and other stakeholders;

•	Participate in Board processes and activities in a meaningful way;

•	Communicate openly and freely with other Board members and management;

•	Provide expertise based on the director’s relevant experience;

•	Provide vision and leadership for the Corporation; and

•	Maintain a good reputation and standing in the business and professional communities in which the director operates.

Public Availability of Governance Documents and Public Reports

Our Principles of Corporate Governance, and the charters of the Nominating and Governance, Audit and Compensation Committees are available on the “Investors – Corporate Governance” section of the Corporation’s website at www.valspar.com.

The Corporation’s Code of Ethics and Business Conduct is also available on the “Investors – Corporate Governance” section of our website at www.valspar.com. Our Code of Ethics and Business Conduct applies to all of our employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, and to our directors. If our Board of Directors grants any waivers of or amendments to, the Code of Ethics and Business Conduct to any of our directors or executive officers, we will disclose the matter through our website.

The Corporation’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments thereto, are available on the “Investors – Financial Information” section of the Corporation’s website at www.valspar.com the same day the reports are filed with the Securities and Exchange Commission (“SEC”).

Director Independence

The Board believes that a majority of its members, and all members of each standing committee, other than the Executive Committee (which has a limited scope and functions), should be independent, non-employee directors. The Board has established standards consistent with the current listing standards of the NYSE for determining director independence.

The Board annually reviews all relationships that directors have with the Corporation to determine whether the directors are independent. Directors are considered “independent” as long as they do not accept any consulting, advisory or other compensatory fee (other than director fees) from the Corporation, are not an affiliated person of the Corporation or its subsidiaries and are independent within the meaning of applicable laws, regulations and the NYSE listing requirements. The independent members of the Board meet regularly without any members of management present. In accordance with our Principles of Corporate Governance, Mr. Curler, as Governance Chair and Lead Director, presides at executive sessions. Only independent directors serve on our Audit, Compensation and Nominating and Governance Committees.

The Board has determined that all members of the Board are “independent” under applicable NYSE listing standards, except for Mr. Hendrickson, our CEO. The members of the Board deemed independent are Jack J. Allen, John M. Ballbach, John S. Bode, William M. Cook, Jeffrey H. Curler, Shane D. Fleming, Ian R. Friendly, Janel S. Haugarth, Mae C. Jemison and David R. Lumley.

Mr. Fleming is the retired Chairman, President and Chief Executive Officer of Cytec Industries Inc. (“Cytec”) (now Solvay) and Mr. Cook is the retired Chairman of Donaldson Company, Inc. (“Donaldson”). Each of these companies supplies certain products to, or purchases certain products from, the Corporation. See “Certain Relationships and Related Person Transactions” below. The Corporation’s purchases from Cytec and purchases from and sales to Donaldson were less than the NYSE threshold for such transactional relationships. The Board considered these relationships and transactions in determining that Messrs. Fleming and Cook are each independent.

Certain Relationships and Related Person Transactions

The Board has adopted a written Related Person Transaction Policy. This policy is intended to supplement, and not to replace or supersede, the provisions of any other corporate policy, including but not limited to the Corporation’s Principles of Corporate Governance and Code of Ethics and Business Conduct. The Related Person Transaction Policy is available on the “Investors – Corporate Governance” section of our website at www.valspar.com, as Exhibit 11 to the Principles of Corporate Governance. The Audit Committee is responsible for reviewing and approving all related person transactions and has also adopted standing pre-approvals for certain categories of transactions with related persons:

•	Certain transactions with other companies. Any transaction with another company in which a related person’s only relationship is as an employee, director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $500,000 or 1% of that company’s or the Corporation’s total annual revenues.

•	Transactions where all stockholders receive proportional benefits. Any transaction where the related person’s interest arises solely from the ownership of the Corporation’s common stock, and all holders of the Corporation’s common stock received the same benefit on a pro rata basis (e.g. dividends).

•	Transactions not exceeding $100,000. Any transaction in the ordinary course of business in which the aggregate amount involved will not exceed $100,000, when aggregated with all similar transactions.

William M. Cook retired from his position as Chairman of Donaldson in April 2016. In fiscal 2016, Donaldson purchased products from the Corporation with an aggregate purchase price of approximately $335,270 and sold products to the Corporation with an aggregate sale price of approximately $27,223.

Shane D. Fleming retired from his position as Chairman, President and Chief Executive Officer of Cytec in December 2015. In fiscal 2016, the Corporation purchased products from Cytec with an aggregate purchase price of approximately $104,636.

Director Nomination Process

The Corporation’s Board of Directors has adopted a formal process by which individuals are reviewed for possible nomination to the Corporation’s Board of Directors. Under this process, the Nominating and Governance Committee will consider nominees for Board membership submitted by stockholders. Any stockholder recommendation should be submitted in writing to the Corporation in care of the Corporate Secretary at P.O. Box 1461, Minneapolis, Minnesota 55440, along with the written consent of such nominee to serve as a director if so elected. Any such recommendation by a stockholder shall be referred to the Nominating and Governance Committee, and the Nominating and Governance Committee, in consultation with the Corporation’s General Counsel, will review the nomination in accordance with the Corporation’s Board Candidate Review and Nomination Process, certificate of incorporation, By-laws and applicable laws and regulations. The Nominating and Governance Committee considers general business experience, industry experience, track record as a director of other companies, probable tenure if elected and other factors as relevant in evaluating Board nominees, including the following: (a) the candidate’s skills, experience and other relevant biographical information, (b) the candidate’s general interest in serving a public corporation, (c) the candidate’s ability to attend Board and committee meetings, and (d) any potential concerns regarding independence or conflicts of interest.

Following the initial screening, if the Nominating and Governance Committee approves a candidate for further review, the Nominating and Governance Committee will establish an interview process for the candidate. It is expected that at least a majority of the members of the Nominating and Governance Committee, along with the Corporation’s Chief Executive Officer, would interview each candidate. At the same time, the Nominating and Governance Committee, assisted by the Corporation’s General Counsel, will conduct a comprehensive conflict-of-interest assessment for the candidate. The Nominating and Governance Committee will then consider reports of the interviews and the conflicts-of-interest assessment and determine whether to recommend the candidate to the full Board of Directors. A subcommittee of the Nominating and Governance Committee, management representatives designated by the Nominating and Governance Committee and a search firm selected by the Nominating and Governance Committee may assist with the process. Any nominee recommended by a stockholder would be subject to the same process.

When the full Board considers an individual for possible nomination to the Board, the Nominating and Governance Committee, in consultation with the Corporation’s Chief Executive Officer, will prepare a profile of a candidate expected to provide the most meaningful contribution to the Board as a whole. The Board of Directors has not adopted a specific policy with regard to diversity, but the Board views and seeks diversity in its broadest sense, which includes independence, integrity, judgment, experience, financial acumen, education, gender, ethnicity and leadership qualities.

Board Leadership

The Chairman of the Board leads the Board and oversees Board meetings and the delivery of information necessary for the Board’s informed decision-making. The Chairman also serves as the principal liaison between the Board and our management.

The Board does not have a policy as to whether the Chairman should be an independent director or a member of management. Instead, the Board selects the Corporation’s Chairman based on what it determines to be in the best interests of the Corporation’s stockholders. At this time, Gary E. Hendrickson serves as Chairman of the Corporation and as President and Chief Executive Officer. The Board believes that Mr. Hendrickson’s long service, experience and background serve the best interests of the Corporation and its stockholders and that he is well qualified to lead the Corporation and its Board of Directors. When the Chairman is not independent, the Chair of the Nominating and Governance Committee, an independent director, also serves as Lead Director. Mr. Curler currently serves as Lead Director. As the Chair of the Nominating and Governance Committee, he is responsible for performing the duties specified in the Corporation’s Principles of Corporate Governance, including facilitating communications between the Board and the Chief Executive Officer, and such other duties as are determined by the independent directors.

Board Role in Risk Management

The Board believes that effective enterprise risk management must be an integral part of Board and committee deliberations and activities throughout the year.

•	The Audit Committee reviews annually the Corporation’s enterprise risk management process and conducts a comprehensive assessment of key financial, operational and strategy risks identified by management, as well as mitigating practices. The Audit Committee reports on this process and its conclusions to the full Board of Directors.

•	The Compensation Committee reviews the design of the Corporation’s compensation policies and practices to ensure our policies and practices do not encourage taking unnecessary or excessive risks, as discussed below.

•	The full Board of Directors discusses risks related to the Corporation’s annual financial plan and budget each fiscal year and risks related to the Corporation’s strategy at meetings where the strategy is presented and reviewed.

•	The Board of Directors also encourages management to promote a corporate culture that integrates risk management into the Corporation’s strategy and day-to-day business operations in a way that is consistent with the Corporation’s targeted risk profile.

•	Through these processes, the Board oversees a system to identify, assess and address material risks to the Corporation on a timely basis.

Board Committees and Functions

The standing committees of the Board of Directors for fiscal 2016 were as follows:

Name of Committee	Membership

Executive Committee	William M. Cook, Jeffrey H. Curler and Gary E. Hendrickson – Chair

Audit Committee	Jack J. Allen, John M. Ballbach, John S. Bode – Chair, William M. Cook and David R. Lumley

Compensation Committee	Jeffrey H. Curler, Shane D. Fleming, Ian R. Friendly – Chair, Janel S. Haugarth and Mae C. Jemison

Nominating and Governance Committee	John M. Ballbach, John S. Bode, Jeffrey H. Curler – Chair and Ian R. Friendly

The Board of Directors held 10 meetings during fiscal 2016.

The Executive Committee, in accordance with the Principles of Corporate Governance, generally meets or acts only in emergencies or when requested by the full Board. The Executive Committee did not meet or act during fiscal 2016.

The Audit Committee held eight meetings during fiscal 2016. The duties and activities of the Audit Committee are described in the Audit Committee Report on page 49. All members of the Audit Committee are “independent” under the applicable listing standards of the NYSE and the requirements for audit committee independence under Rule 10A-3 under the Securities Exchange Act of 1934. The Board has determined that each Audit Committee member is financially literate and has determined that at least one member of the Audit Committee, John S. Bode, is an “audit committee financial expert” who is independent of management as defined in Item 407(d)(5)(i) and (ii) of Regulation S-K.

The Compensation Committee held five meetings during fiscal 2016. The Compensation Committee is responsible for all matters relating to compensation of senior management and directors and for adoption and administration of employee equity-based compensation plans. All members of the Compensation Committee are independent under the applicable listing standards of the NYSE. During the year, the Compensation Committee reviewed and approved the compensation plans, arrangements and equity awards for officers, employees and directors. The Compensation Committee may not delegate its responsibility of overseeing executive officer and director compensation, but may, and has, delegated to management certain administrative aspects of the Corporation’s compensation plans which do not involve setting compensation levels for executive officers and directors. Additional information on the role of management and compensation consultants in our compensation process is contained in the Compensation Discussion and Analysis beginning on page 13.

The Nominating and Governance Committee held three meetings during fiscal 2016. The Nominating and Governance Committee is responsible for the Chief Executive Officer performance evaluation, succession plans, nominations for Board membership and other matters relating to corporate governance. All members of the Nominating and Governance Committee are independent under the applicable listing standards of the NYSE.

During fiscal 2016, each director attended 75% or more of the meetings of the Board and of the committees on which the director served.

Communications with Certain Directors

The Chair of the Nominating and Governance Committee, currently Mr. Curler, presides at regularly scheduled executive sessions of the independent directors. Stockholders and other interested parties wishing to contact the presiding director or the non-management directors as a group may do so by writing to the Chair of the Nominating and Governance Committee in care of the Corporate Secretary at the Corporation’s headquarters address.

Compensation Risk Analysis

The design of our compensation policies and practices, including those applicable to our executive officers, does not encourage taking unnecessary or excessive risks that are reasonably likely to have a material adverse effect on the Corporation.

Features of our compensation policies and practices that help to mitigate unnecessary and excessive risk taking, include, among other things:

•	A balanced mix of short-term and long-term performance awards and cash and equity awards;

•	Long-term incentives consisting of stock options, time–based equity awards and performance-based equity awards which utilize a balanced mix of performance measures;

•	Ranges of performance that ultimately determine incentive compensation payouts, rather than a single performance target providing an “all or nothing” basis for incentive compensation;

•	Caps on our executive incentive compensation programs that limit payments;

•	Incentive compensation payouts for the officers of the Corporation are subject to Compensation Committee approval;

•	Guidelines specifying stock ownership levels for officers; and

•	Prohibition on hedging Corporation stock and prior approval required for limited pledging of Corporation stock.

In addition, our compensation consultants periodically benchmark our executive compensation program and award opportunities against those of peer group companies. After reviewing the benchmark analysis performed by Frederic W. Cook & Company, Inc. (“FW Cook”) in 2015, as discussed on page 15, for our fiscal 2016 executive compensation, the Compensation Committee concluded, and continues to conclude, that our compensation program and award opportunities, and our historical payouts, have been and remain competitive, but not excessive, and are in line with companies of similar size and industry.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the following Compensation Discussion and Analysis section with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that this Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended October 28, 2016 and this Proxy Statement.

SUBMITTED BY THE COMPENSATION COMMITTEE

OF THE CORPORATION’S BOARD OF DIRECTORS

Jeffrey H. Curler	Janel S. Haugarth
Shane D. Fleming	Mae C. Jemison
Ian R. Friendly – Chair

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information about the Corporation’s compensation philosophy and fiscal 2016 executive compensation programs for the following named executive officers (the “Named Executives”):

Named Executive Officers

Name	Title	Calendar Year Commenced Employment
Gary E. Hendrickson	Chairman, President and CEO	1994
James L. Muehlbauer	Executive Vice President and Chief Financial and Administrative Officer	2013
Rolf Engh	Executive Vice President, General Counsel and Secretary	1993
Howard C. Heckes	Executive Vice President and President, Global Coatings	2008
Les H. Ireland	Executive Vice President and President, Global Consumer Paints	2014

Overview

The Compensation Committee believes that the Corporation’s executive compensation programs have been effective in driving superior results for stockholders by offering competitive pay for financial performance, aligning the interests of executives and stockholders and enabling the Corporation to attract and retain qualified and experienced executives. We believe that the terms of the Merger with Sherwin-Williams demonstrate that our executives have successfully created significant value for our stockholders.

In connection with its decisions about executive compensation, the Compensation Committee considers the results of the previous year’s Say-on-Pay vote. Last year, 92% of the votes cast in the Corporation’s Say-on-Pay vote were cast in favor of approving the Corporation’s compensation for its named executive officers. The Compensation Committee believes that the Say-on-Pay vote result demonstrates stockholder support for the Corporation’s current executive compensation programs and practices. The Compensation Committee reviewed and considered these voting results, among other factors described in this Compensation Discussion and Analysis, in evaluating the Corporation’s executive compensation program.

Further, on June 29, 2016, our stockholders voted to approve, on an advisory basis, certain compensation that may be paid or become payable to our officers in connection with the Merger with Sherwin Williams. In that vote, 89% of the votes were cast in favor of approving such compensation. For further information on such compensation, see “Potential Payments Upon Termination or Change in Control – Effect of the Merger.”

Compensation Program Objectives

We rely on common sense and good judgment in making compensation decisions, based on our overall performance and the performance and responsibilities of our Named Executives. The broad objectives of our executive compensation program are to:

1	offer competitive pay for financial performance

2	align the interests of executives and stockholders

3	attract and retain qualified, experienced executives

We seek to achieve a balance among these objectives by providing an executive compensation program with a mix of short and long term compensation elements, including a competitive base salary, a performance-based annual cash bonus, time-vesting equity awards, performance-based equity awards and stock option grants. We establish objective financial goals at the beginning of each year as a basis for the annual incentive opportunities. We maintain sufficient flexibility to allow us to retain and motivate our Named Executives to deliver long-term performance and value to stockholders and to align their interests with stockholder interests.

We believe that each element of our compensation program should remain competitive to retain, and, as necessary, attract, key executive talent. To achieve this objective, the Compensation Committee generally strives to establish a target total direct compensation opportunity, including base salary, annual target incentive and long-term incentive, within a competitive range around the market median (i.e., within 15% above or below the 50th percentile), as determined using both our peer group (listed under “Competitive Assessments” on page 15) and national market survey data (as described under “Competitive Assessments” on page 15). While the Compensation Committee strives to deliver a target total compensation package approximating the market median, judgment is applied when establishing individual compensation opportunities to recognize individual performance, experience relative to external market counterparts, readiness for promotion to a higher level and value to the organization. The Compensation Committee also considers the retention and continued motivation of key executives to deliver long-term performance and value to our stockholders when establishing compensation opportunities. Actual compensation varies above or below the target level based on the degree to which specific performance goals are attained in the variable incentive plans, changes in stock value over time, and the individual performance of each executive.

Competitive Pay for Financial Performance. A significant portion of the compensation for each executive is based on performance against financial objectives established by the Compensation Committee. Key elements of compensation that depended on performance include:

•	Annual Cash Incentive Bonus — earned based on performance against goals for financial measures (such as net income, net sales and pre-tax return on capital) established in the first quarter of the fiscal year.

•	Performance-based Restricted Stock Units (PSUs) — shares are earned if targets are achieved for performance metrics over a three-year period.

In fiscal 2016, we used net income, net sales, pre-tax return on capital and “quality excellence” as the performance metrics for our annual cash incentive bonus. “Quality excellence” is a productivity performance metric focused on product quality and measured by savings in preventable product defects, claims and returns versus the cost of such items in the prior year. We used year-over-year earnings per share growth over the three-year period beginning in 2016 as the performance metric for our PSUs. The Compensation Committee believes these are the appropriate metrics to incent our executives to drive year-over-year performance and long-term stockholder value.

Alignment with Stockholder Interests. Our compensation program is intended to align the interests of executives with the interests of our stockholders. Therefore, we expect our executives to have a significant personal financial stake in the Corporation. Annual cash incentive bonuses and our PSU awards to our Named Executives are earned based on achievement of financial performance measures. We believe that superior performance on these measures increases stockholder value over the long term. In addition, stock options, time-based restricted stock units (RSUs) and PSUs align directly the interests of our executives and stockholders, as the ultimate value of these incentives to executives is directly correlated to our stock price.

To further align the interests of our Named Executives with those of stockholders, we have established stock ownership guidelines for our officers, including our Named Executives, as follows: For the CEO, the guidelines specify stock ownership representing five times base salary within five years after becoming CEO; and for the other Named Executives, the guidelines specify stock ownership representing three times base salary within five years after becoming an executive officer. All of our Named Executives are in compliance with these guidelines. Officers, including our Named Executives, must achieve and maintain compliance with these stock ownership guidelines before they can sell any of their Corporation stock, except under limited circumstances to meet tax obligations arising from their equity awards.

Attract and Retain Management. Our compensation program is intended to attract qualified executives and to promote retention of our experienced management team. Our Named Executives have a combined total of more than 50 years of service with the Corporation, during which many have held different positions and have been promoted to increasing levels of responsibility. Our succession planning, retention and internal development of strong executives have resulted in the internal promotion of three consecutive Chief Executive Officers.

The Compensation Committee performs periodic assessments of the competitive nature of the different elements of our compensation program. We use benchmark studies to help determine whether the total compensation of our executive officers is competitive with compensation offered by comparable companies. In addition to compensation opportunities, we believe that our change in control agreements help us hire and retain qualified executives, as indicated by the fact that none of our executives with change in control agreements has resigned since we signed the Merger Agreement with Sherwin-Williams on March 19, 2016.

The vesting features of our long-term incentives encourage executives to remain employed by the Corporation. Generally, stock options vest in equal installments over a three-year period; RSU awards are subject to three-year cliff vesting; and PSU awards vest at the end of the three-year performance period, subject to the achievement of the performance goals.

Compensation Review

Competitive Assessments. The Compensation Committee engages outside compensation consultants from time to time to advise on compensation matters, including competitive benchmarking. For fiscal 2016 executive compensation, the Compensation Committee retained FW Cook as its compensation consultant on executive and director compensation matters. We use compensation studies provided by these independent consultants as a benchmark to help determine whether the compensation of our Named Executives is competitive with compensation offered to executive officers at comparable companies.

To assist in the determination of fiscal 2016 pay opportunities for our Named Executives, the Compensation Committee reviewed a competitive market assessment conducted in May of 2015 by FW Cook. The assessment compared fiscal 2015 base salary, target annual incentive and long-term incentive opportunities for a group of senior management positions at the Corporation, including our Named Executives, to similarly situated positions in the marketplace. To develop market comparisons, FW Cook reviewed relevant data from our peer group using public company filings and data from Aon Hewitt’s 2014 TCM Executive Compensation Survey for a subset of the peer group. The benchmarking peer group reviewed for the fiscal 2016 executive compensation analysis was comprised of 24 manufacturing, specialty chemical, industrial and consumer product companies with sales generally in the range of $2 billion to $15 billion, and a median of $5.7 billion, and was approved by the Compensation Committee in February 2015.The peer group market data was size adjusted against our then current revenues using regression statistics when available. The peer group is consistent with the peer group reviewed for the fiscal 2015 executive compensation analysis except that Sensient Technologies was removed. The companies included in this benchmarking peer group are listed below.

Air Products and Chemicals, Inc.	Crane Co.	Newell Rubbermaid Inc.
Ashland Inc.	Eastman Chemical Company	PolyOne Corporation
Avery Dennison Corporation	Ecolab Inc.	PPG Industries, Inc.
Ball Corporation	FMC Corporation	RPM International Inc.
Brunswick Corporation	H. B. Fuller Company	The Scotts Miracle-Gro Company
Cabot Corporation	Masco Corporation	The Sherwin-Williams Company
Celanese Corporation	Mattel, Inc.	The Toro Company
Church & Dwight Co., Inc.	The Mosaic Company
The Clorox Company

The FW Cook assessment found that target total direct compensation for fiscal 2015 (base salary, target annual cash incentives, and long-term incentives) was within the aforementioned competitive range of median (i.e., within 15% above or below the 50th percentile of the peer group data) for all our Named Executives, except Messrs. Hendrickson and Muehlbauer. While Mr. Hendrickson’s base salary and target annual cash incentives were each within 15% of the median, his long term incentive opportunity exceeded the competitive range, which resulted in his total fiscal 2015 pay opportunity exceeding the competitive range of the median. This positioning represents our Compensation Committee’s focus on pay for performance and aligning the interests of management with those of our stockholders by incenting Mr. Hendrickson to drive superior performance and stockholder value through long term incentive pay. Similarly, although Mr. Muehlbauer’s base salary and target annual cash incentives were each within 15% of the median, his target total pay opportunity for fiscal 2015 exceeded the competitive range of the median. This positioning reflects the compensation opportunity that was required to attract Mr. Muehlbauer to the Corporation from a significantly larger organization where he held a similar role and the additional scope of responsibilities for Mr. Muehlbauer compared to other chief financial officers within the peer group, which includes the role of chief administrative officer.

Compensation Program Elements Awarded in Fiscal 2016

Consistent with our overall compensation objectives, we seek to provide a market-competitive mix of annual bonus and long-term incentive opportunities and to ensure that program participants, including our executives, understand the drivers of incentive opportunities available to them. The elements of this program are set forth in The Valspar Corporation Amended and Restated Key Employee Annual Bonus and Long-Term Incentive Plan (the “Key Employee Plan”). This program places a significant portion of compensation at risk each fiscal year, rewards strong performance and long-term value creation and aligns executive and stockholder interests by promoting significant ownership of the Corporation’s stock.

The chart below indicates how each element of our fiscal 2016 executive compensation program was intended to achieve our stated compensation objectives of competitive pay for financial performance, aligning the interests of executives and stockholders and attracting and retaining qualified, experienced executives.

2016 Compensation Element	Pay for Financial Performance	Aligned Interests	Attract and Retain	Comments

Base Salary			✓	Salary is based on experience and responsibilities, with market review compared to peer group to maintain salary at competitive levels.

Annual Cash Incentive Bonus	✓	✓	✓	Earned based on objective financial performance against measures such as net income, net sales and pre-tax return on capital measures considered to enhance stockholder value.

Stock Options	✓	✓	✓	Future option value is based on share appreciation, which aligns with stockholder interests. Vesting in equal installments over three years and ten-year exercise term promotes retention.

Performance-Based Restricted Stock Units (PSUs)	✓	✓	✓	Earned based on earnings per share growth over a three-year performance period, which incents strong long-term financial performance. The ultimate value of the earned unit depends directly on the performance of our stock, which creates alignment with stockholder interests. Three-year performance-based vesting promotes retention.

2016 Compensation Element	Pay for Financial Performance	Aligned Interests	Attract and Retain	Comments

Time-Based Restricted Stock Units (RSUs)		✓	✓	Creates immediate alignment with stockholder interests, and provides a balance to the performance-based components, with value dependent on share appreciation. Three-year cliff vesting promotes retention.

Change in Control		✓	✓	Provides alignment in change of control situation by removing job loss concern and promoting retention.

Other Compensation	✓		✓

Perquisites and other compensation are competitive with market practice and support our ability to attract and retain talented executives.

Contributions to the retirement and savings plan are based in large part on financial performance.

Base Salary. Salary adjustments for executive officers are generally considered annually. As described beginning on page 15 under “Competitive Assessments,” in setting each Named Executive’s base salary, the Compensation Committee reviews compensation studies periodically provided by an independent compensation consultant to help determine whether the compensation of our executive officers is competitive with compensation offered for similar positions at peer group companies. The Compensation Committee also considers each executive’s experience, job responsibilities, performance, internal pay equity and the financial performance of the Corporation. In June 2015, the Compensation Committee considered our Named Executives’ salaries, corporate performance and retention of leadership, and approved a small increase in the base salaries of our Named Executives, by an average of 2.4%, and by 3.0% for Mr. Hendrickson, effective June 1, 2015.

Finally, similar to previous years, the Compensation Committee approved our Named Executives’ base salaries for the 2017 fiscal year in June 2016. Effective June 1, 2016, the Committee increased the base salaries for each of our Named Executives by 3.0%.

Annual Cash Incentive Bonus. The Compensation Committee establishes annual cash incentive bonus targets for each Named Executive, expressed as a percentage of his or her base salary earned during the fiscal year. The annual cash incentive bonus for each of the executive officers for fiscal 2016 was based upon (1) an incentive bonus target established for the executive expressed as a percentage of base salary earned, and (2) our actual corporate performance with respect to the financial performance goals established by the Compensation Committee.

In June 2015, as part of an annual review of total compensation, the Compensation Committee established each Named Executive’s annual cash incentive bonus target, as a percentage of base salary based on position, ranging from 70% to 130% of base salary for our Named Executives as follows: Mr. Engh – 70%; Messrs. Heckes, Ireland and Muehlbauer – 75%; and Mr. Hendrickson – 130%. The annual cash incentive bonus target remained the same for all the Named Executives, except for Hendrickson, who received a 5% increase in target opportunity. In establishing the target percentages, the Compensation Committee considers several factors including the scope and responsibilities of each position, market bonus target percentages for similar roles at peer group companies and relative internal pay equity. The Compensation Committee believed the increase for Mr. Hendrickson was appropriate to further incent strong performance under his leadership in fiscal 2016.

In the first quarter of fiscal 2016, the Committee established specific performance goals for our Named Executives. The performance goals for executives are based on financial measures, either on an absolute basis or a comparative basis with other fiscal years. Payouts for fiscal 2016 were based on corporate financial performance relative to the following financial measures – net sales, net income, pre-tax return on capital, and quality excellence. Product quality and safety initiatives are extremely important to our global strategy and management team. Accordingly, “quality excellence” was added as a performance measure to underscore the importance of this initiative. (See additional detail on how “quality excellence” is measured under the “Basic Performance Goals” below). At the end of the fiscal year, if the executive remained employed by us, the executive was eligible to receive a cash bonus based on achievement of each of the performance goals. Potential payouts range from zero for performance less than the entry point to 200% of the annual cash incentive bonus target for exceptional performance. In determining earned payouts, certain factors are excluded, such as the cost of restructuring, the impact of foreign currency translation, changes in accounting standards, policies and procedures that would impact reported results and the impact from mergers, acquisitions and divestitures. We exclude these items from the measurement of performance goal achievement so as not to penalize employees for taking actions in the long-term interests of the Corporation and its stockholders. For Messrs. Hendrickson, Muehlbauer and Engh, 100% of the annual cash incentive bonus was based on the basic corporate performance goals listed in the table below. For Messrs. Heckes and Ireland, 50% of their annual cash incentive bonus was based on the basic performance goals and 50% was based on the performance of our Global Consumer Paints business for Mr. Ireland and the performance of our Global Coatings business for Mr. Heckes. (See additional information on the business specific goals for Messrs. Ireland and Heckes on page 19).

The Compensation Committee established fiscal 2016 performance goals for overall company performance for our Named Executives in two tiers:

•	Basic performance goals based on four financial measures: net income (weighted 60% as a component of the bonus), net sales (weighted 20%), pre-tax return on capital (weighted 10%) and quality excellence (weighted 10%), with a payout between 0% to 100% of our Named Executive’s annual cash incentive bonus target, except for Messrs. Heckes and Ireland, as described below, for performance within a range established for each metric; and

•	Additional incentive performance goals for exceptional corporate performance based on net income with an additional payout of up to 100% of our Named Executive’s annual cash incentive bonus target. Payout for the additional goal would only occur if performance exceeded the 100% payout level against the basic net income performance goal. Net income was used to establish the additional incentive performance goals due to its relative importance to stockholders and potential impact on the Corporation’s stock price.

In the first quarter of fiscal 2016, the Compensation Committee established the following for each of the financial performance measures:

Basic Performance Goals — 100% Potential Maximum Payout

USD (000s)	Entry Point: 0% Payout		Basic Goal: 100% Payout	Weighting
Net Income	$369,000		$394,000	60%
Net Sales	4,207,000		4,450,000	20%
Pre-Tax Return on Capital	20.6%		21.9%	10%
Quality Excellence*	10,000	*	20,000	10%

*	Quality excellence is measured as savings from the cost incurred by the Corporation in the prior year relating to preventable product defects, product claims and returns. If the Entry Point for Quality Excellence is achieved there is a 50% payout based on the high level of difficulty of the Entry Point goal.

Additional Incentive Performance Goals — 100% Potential Additional Payout

USD (000s)	Entry Point: No Additional Bonus	Additional Goal: 100% Additional Payout	Weighting
Net Income	$394,000	$415,000	100%

The basic performance goals were established so that achievement of the 100% payout would represent strong performance in each of the financial measures, based on prior year performance and general economic conditions, and be difficult, but achievable. The additional incentive performance goal was established to incent and reward exceptional performance in net income. For the purposes of determining performance for annual cash incentive bonus payouts, we also exclude the cost of restructuring, changes in accounting standards, policies and procedures that would impact reported results and impacts from mergers, acquisitions and divestitures (as further discussed below) as those items were not anticipated in the established performance goals.

In fiscal 2016, the Corporation reported net sales of $4.19 billion. We also reported net income of $353.0 million and achieved 17.9% pre-tax return on capital and $14.9 million in quality excellence savings. For the purposes of determining annual cash incentive bonus payouts, fiscal 2016 net sales were adjusted to exclude $15 million in gains associated with acquisitions; the impact of $57 million of foreign currency translation; and $151 million of merger-related impacts relating to the Merger, resulting in adjusted net sales of $4.27 billion when determining annual cash incentive bonus payouts. Fiscal 2016 net income was adjusted to exclude $1 million in gains associated with acquisitions; the impact of $2 million of foreign currency translation; $18 million of after-tax restructuring charges; acquisition-related impacts of $1 million, and merger-related impacts associated with the Merger of $43 million, resulting in adjusted net income of $412.1 million when determining annual cash incentive bonus payouts. Fiscal 2016 EBIT (for the purposes of determining pre-tax return on capital) was adjusted to exclude $2 million in gains associated with acquisitions; the impact of $3 million of foreign currency translation; $28 million of pre-tax restructuring charges; and $68 million of pre-tax merger-related impacts of the Merger, resulting in pre-tax return on capital of 21.2% when determining annual cash incentive bonus payouts.

Accordingly, the Corporation achieved the basic performance goals for net income (4.6% higher than the “Basic Goal – 100% Payout”) and the entry point performance goals for net sales (1.5% higher than the “Entry Point”), pre-tax return on capital (2.9% higher than the “Entry Point”) and quality excellence (49.0% higher than the “Entry Point”). Applying the “Weighting” percentages listed above, this resulted in a payout of 77.3% on the basic performance goals. In addition, the Corporation achieved 86.2% of the additional incentive performance goal for net income, above the basic goal. Therefore, the total incentive payout was 163.5% of the annual cash incentive bonus target for each of our Named Executives, except for Messrs. Heckes and Ireland.

As noted above, 50% of the annual cash incentive bonuses for Messrs. Heckes and Ireland are based on the performance of their respective business units with the other 50% based on the basic performance goals listed above with the same relative weighting. In addition, Messrs. Heckes and Ireland also receive the additional incentive payout based on net income, if achieved. The financial measures and weighting used for the business unit portion of Messrs. Heckes’ and Ireland’s annual cash incentive bonus are the same as those used for the basic performance goals listed above – net sales, net income, pre-tax return on capital and quality excellence – but are specific to the Global Coatings and Global Paints businesses, respectively. The same adjustments and exclusions also apply to the measurement of the business-specific goals. The performance of the Global Coatings business in fiscal 2016 resulted in a 77.5% payout on the business specific portion of Mr. Heckes’ annual incentive cash bonus. Therefore, Mr. Heckes’ basic performance goals payout was 77.4% (when averaged with the basic corporate performance goals payout discussed above), and his total incentive payout was 163.6%, which was almost identical to the total incentive payout for Messrs. Hendrickson, Muehlbauer and Engh. The performance of the Global Paints business in fiscal 2016 resulted in a 37.2% payout on the business specific portion of Mr. Ireland’s annual incentive cash bonus. Therefore, Mr. Ireland’s basic performance goals payout was 57.3% (when averaged with the basic corporate performance goals payout discussed above), and his total incentive payout was 143.4%.

Stock Options, PSUs and RSUs (Long-Term Incentives). Long-term incentive opportunities for fiscal 2016 were provided in the form of stock options, PSU and RSU awards. Under our executive compensation program, the Compensation Committee establishes a Long-Term Incentive Target Value (“LTI Target”) for each participant annually.

In setting the individual LTI Targets, the Compensation Committee considers the following factors:

•	external benchmark survey data for long-term incentive levels for like positions at peer group companies;

•	relative internal pay equity based on job responsibilities and performance; and

•	the deemed retention priority of each executive as subjectively determined considering the critical role each executive plays in realization of the Corporation’s strategic objectives.

For fiscal year 2016, the LTI Target opportunity consisted of:

•	A stock option grant (40% of total target LTI Target value). Stock options were awarded in October 2015 prior to the start of the 2016 fiscal year, and vest in equal installments over a three-year period.

•	A performance-based restricted stock unit (PSU) award (35% of total LTI Target value). The PSUs were approved in October 2015 prior to the beginning of the 2016 fiscal year and then granted in January during the 2016 fiscal year. The PSUs awarded for 2016 have a maximum payout range of zero to 250% of target based on achievement of financial performance goals during a three-year performance period. Earned PSU awards are settled in stock for employees in the United States and in cash for employees outside the United States at the end of the three-year performance period.

Award payouts are interpolated on a linear basis for performance between threshold and target and between target and maximum. For each year’s achievement of year-over-year earnings per share growth, the resulting future payout amount is determined as a percentage of target achievement, subject to the three-year vesting requirements. The awards vest on the third anniversary of the grant date of the award, or earlier in the case of death, disability, retirement or a change in control. See “Potential Payments Upon Termination or Change in Control” on page 32. The participant also receives dividend equivalents in a cash amount equal to the dividends that would have been paid on the equivalent number of shares of common stock during the three-year performance period. The dividends are paid following the end of the three-year performance period on the number shares of common stock awarded.

In setting the multi-year performance objectives, the Compensation Committee selected levels of year-over-year earnings per share growth over the three-year performance period that it concluded would appropriately incent executives to achieve corporate goals, and would align the executives’ interests with those of current and potential stockholders. The Compensation Committee has determined that achievement of the performance goals will be adjusted to exclude the impacts to earnings per share from restructuring charges, changes in accounting standards, policies or procedures, mergers, acquisitions or divestitures, share repurchase levels that materially differ from planned levels and the impact of foreign currency exchange rates. The year-over-year earnings per share growth objectives for the three-year period will be disclosed at the end of the performance period, as these targets are deemed strategic and commercially sensitive. The performance objectives under the PSUs provide strong motivation to execute internal business plans over the three-year period to achieve strong performance, cost controls and significant new business wins. The Compensation Committee intended the plan objectives to be difficult but achievable, requiring strong execution to achieve target level and extraordinary results to achieve levels significantly above target over that period.

•

A time-based restricted stock unit (RSU) award (25% of total LTI Target value) was approved in October 2015 prior to the start of the 2016 fiscal year and then granted in January during the 2016 fiscal year, subject to a three-year cliff vesting. The time-vesting component is intended to balance the LTI program by offering an award to enhance long-term retention while preserving the program’s heavy emphasis on financial performance and linkage to share price appreciation. The RSU awards are settled in stock for employees in the United States and in cash for employees outside the United States.

The participant also receives dividend equivalents in a cash amount equal to the dividends that would have been paid on the equivalent number of shares during the three-year vesting period. The dividends are accrued during the three-year period and paid in cash upon settlement of the award.

Unvested stock options are subject to forfeiture if the participant’s employment with the Corporation terminates prior to vesting for any reason other than involuntary not for cause termination, death, disability or retirement, and PSU and RSU awards are subject to forfeiture if the participant’s employment with the Corporation terminates prior to vesting for any reason other than death, disability or retirement (except for the Fiscal 2017 RSU Awards as discussed below). Unvested stock options and unvested PSU and RSU awards granted for fiscal year 2016 and prior years, vest in full upon a change in control. Unvested Fiscal 2017 RSU Awards do not vest upon a change in control, but do vest, in whole or in part, on a qualifying termination following a change in control, as discussed below. See “Potential Payments Upon Termination or Change in Control” starting on page 32.

The future value of these stock options, PSU and RSU awards depends on the value of the Corporation’s common stock, thus aligning the interests of our Named Executives with stockholder interests. By providing incentive and total compensation opportunities that compare favorably with opportunities provided to executives at competitive companies, the program assists the Corporation to attract and retain talented executives. Further, the PSU awards are designed to reward our Named Executives for exceptional performance based on objective financial measures, which are considered by the Compensation Committee to enhance stockholder value.

For fiscal 2016, the Compensation Committee increased the LTI Target opportunities by 2.2% for Mr. Hendrickson, 3.4% for Mr. Muehlbauer, 10.0% for Mr. Heckes and 7.2% for Mr. Engh. Mr. Ireland’s LTI Target opportunity remained the same for fiscal 2016. The Compensation Committee believed the increase to Mr. Hendrickson’s LTI Target opportunity would continue to incent Mr. Hendrickson to drive long-term performance and stockholder value. Mr. Heckes’ increase more closely aligned his LTI Target opportunities with those of executives with similar positions at peer companies. Finally, the Compensation Committee believed the increases for Messrs. Muehlbauer and Engh were prudent in light of the fact that they had not received increases in their LTI Target opportunities for the last two years. The increase for Mr. Engh also more closely aligned his LTI Target opportunities with those of executives with similar positions at peer companies. The LTI Target opportunities (stock options, RSUs and PSUs) for each Named Executive officer for fiscal 2016 were as follows: Mr. Hendrickson: $5,875,000; Mr. Muehlbauer: $1,500,000; Mr. Engh: $775,000; Mr. Heckes: $1,100,000; and Mr. Ireland: $800,000.

Pursuant to Item 402 of the SEC’s Regulation S-K, there are no Option Awards included in the Summary Compensation Table on page 25 and in the Grants of Plan-Based Awards table on page 28 because the option grants for fiscal 2016 discussed above were granted prior to the commencement of the 2016 fiscal year on September 30, 2015, and therefore, were previously disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards table in last year’s proxy statement as having been granted in fiscal 2015.

Fiscal Year 2017 RSU Awards. As agreed between Valspar and Sherwin-Williams, in light of the pending Merger, the entire value of the Fiscal 2017 LTI awards was delivered to senior management and certain key employees, including the Named Executives, in the form of time-based RSU awards granted in September 2016. Because the fiscal 2017 RSUs were granted during fiscal year 2016, the full grant date fair value of such awards must be disclosed in Summary Compensation Table in this proxy statement, and, as a result, the stock award value shown in that table exceeds the value of the stock awards granted as part of the approved fiscal year 2016 compensation program. The grant date fair value of each Named Executive’s 2017 RSUs is shown in footnote 2 to the Summary Compensation Table on page 25. As described below under “Treatment of Equity Awards in Connection with a Change in Control” on page 40, the 2017 RSUs do not vest immediately upon a change in control of the Corporation (including the Merger), but would vest, in whole or in part, upon a qualifying termination following a change in control.

The Corporation does not time its grants of stock options to coordinate with the release of material non-public information and does not coordinate or time the release of corporate information with grant dates. On occasion, the Corporation grants awards outside of the annual grant cycle for new hires, promotions or other reasons deemed appropriate by the Compensation Committee. Grants to executive officers are approved by the Compensation Committee with effective dates on or after the date of such approval.

No Employment Agreements. We do not have employment agreements with any of our Named Executives. Our Named Executives serve at the will of the Board of Directors, and their employment may be terminated at any time. However, we have entered into change in control agreements with our Named Executives as described below. Also, the Compensation Committee has adopted a policy of making severance payments generally equal to one year’s salary and certain other benefits, to executive officers whose employment is terminated without cause as described in more detail under “Severance Policy for Officers” on page 35. This policy is intended to assist in establishing standardized benefits for termination without cause and to induce any terminated officer to enter into a three-year non-compete agreement with the Corporation.

No Pension. None of our Named Executives are eligible for a Valspar pension.

Stock Ownership Guidelines. Our Named Executives are subject to our stock ownership guidelines. See “Alignment with Stockholder Interests” on page 14.

Restrictions on Hedging and Pledging. The Corporation’s officers, including our Named Executives, are prohibited from hedging shares of the Corporation’s stock. Any pledge of the Corporation’s stock by an officer (other than the CEO or the General Counsel) must be approved in advance by the CEO and the General Counsel. Any pledge of the Corporation’s stock by the CEO or the General Counsel must be approved in advance by the Nominating and Governance Committee. Approval for any pledge is discretionary and subject to various criteria and limits, including that the sum of all pledged stock by officers and directors does not exceed two times the average daily trading volume of the Corporation’s stock. The Hedging and Pledging Policy is available on the “Investors – Corporate Governance” section of our website at www.valspar.com, as Exhibit 12 to the Principles of Corporate Governance.

Change in Control. We have entered into agreements with our Named Executives, providing for the continued employment and compensation, and for the payment of severance benefits on a qualifying termination of employment, after a change in control of the Corporation. Pursuant to the terms of the Key Employee Plan, the 1991 Stock Option Plan (“1991 Plan”), the 2009 Omnibus Equity Plan (“2009 Plan”) and the 2015 Omnibus Equity Plan (“2015 Plan”), all stock options, restricted stock and restricted stock units (performance-based and time-based) granted under such plans shall vest immediately upon a change in control of the Corporation. In connection with the Merger, the 2017 RSUs will not vest immediately upon a change in control, but will vest upon a qualifying termination of the Named Executive’s employment following a change in control in accordance with the terms of the Key Employee Plan. The change in control agreements for our Named Executives provide for a two-year employment term with the Corporation after a qualifying change in control, and, if such employment is terminated by the Corporation without cause or by the executive for good reason during the two-year employment term, a lump sum cash severance payment equal to three times the executive’s annual base salary and target annual bonus for our Named Executives hired prior to 2008, and two times for those hired in 2008 or later (including Messrs. Muehlbauer, Heckes and Ireland), plus three years of continued benefits. Further, the Corporation is required to reimburse Named Executives first elected prior to fiscal year 2013 (Messrs. Hendrickson, Engh and Heckes) for excise taxes that might be payable by the executive with respect to these payments, as well as any excise or income taxes that may be payable with respect to the reimbursement. The Compensation Committee has decided that change in control agreements for any officer first elected in fiscal 2013 or later (Messrs. Muehlbauer and Ireland) shall not include reimbursement for these excise taxes. We believe these agreements are consistent with those offered by peer companies and reduce the likelihood of an executive leaving the Corporation due to uncertainty surrounding an acquisition, which could serve to reduce management disruption and increase the value of the Corporation to a potential acquirer. These agreements also help our Named Executives stay focused on maximizing stockholder value, without the distraction caused by the prospect of losing their compensation upon a change in control.

Effect of the Merger. The closing of the Merger with Sherwin-Williams will constitute a change in control under the arrangements described under “Change in Control Arrangements” above. Therefore, upon a qualifying termination of employment of a Named Executive following the Merger, the Named Executive would be entitled to the compensation provided under these arrangements. This compensation is described in more detail under “Potential Payments Upon Termination or Change in Control – Effect of the Merger” below.

Retirement. As further discussed under “Definition of Retirement” on page 33, in September 2014, the Board amended the 2009 Plan to modify the definition of retirement, and this amendment carried forward in the 2015 Plan. Accordingly, for stock options, restricted stock, RSUs and PSUs granted to our Named Executives under the 2009 Plan after fiscal 2014 and under the 2015 Plan, the award will vest upon retirement after age 55 if our Named Executive has executed a three-year non-compete agreement and release of claims; has completed three years of continuous prior employment with the Corporation; and has delivered a required prior written notice that the participant is considering retirement at least one year prior to the date of termination. Vesting of PSUs upon retirement is based on the actual level of achievement of the applicable performance goals, with the payout made following the end of the applicable performance period. If the retirement occurs during the fiscal year for which the stock options, restricted stock, RSUs, or PSUs are awarded, the vested award will be pro-rated for the portion of the fiscal year that is completed.

For stock options, restricted stock and RSUs granted to our Named Executives under the 2009 Plan through fiscal 2014, the award will vest upon retirement after age 55 with an executed non-compete agreement.

In addition, each Named Executive is eligible to participate in the Corporation’s officer retiree medical program, as described under “Officer Retiree Medical Program” on page 34.

Nonqualified Deferred Compensation Plan. Effective April 1, 2014, the Board of Directors adopted and approved the Valspar Corporation Nonqualified Deferred Compensation Plan (the “Nonqualified Plan”). The Nonqualified Plan is an unfunded, nonqualified deferred compensation program sponsored by the Corporation to provide its directors and designated key employees, including our Named Executives, the opportunity to defer compensation. For fiscal 2016, participants had the opportunity to defer up to 50% of their annual base salary and up to 100% of any annual cash bonuses, and any payments to which they are entitled due to limitations on employer contributions to the Corporation’s retirement savings plan. Directors may defer up to 100% of the cash portion of their annual retainers. Distributions are made upon death or on or after certain payment events elected by the participant, including specified dates, separation from service or a change in control. On September 27, 2016, our Compensation Committee amended the Nonqualified Plan to increase the maximum percentage of base salary that may be deferred under the Nonqualified Plan from 50% to 80%.

Other Compensation. We provide perquisites and other benefits, as reflected in the table titled “2016 Components of All Other Compensation,” on page 27, to our Named Executives. The perquisites may include physical examinations, an automobile allowance, financial counseling and tax preparation services, club dues, or other items. We believe these benefits help the Corporation attract and retain qualified executives and are reasonable in amount. Other benefits include dividends paid on restricted stock grants and RSUs that are subject to a risk of forfeiture, an annual contribution by the Corporation to The Valspar Savings and Retirement Plan and a cash payment in lieu of retirement contributions that our Named Executives do not receive due to tax limitations.

Roles of Compensation Committee and CEO

The Compensation Committee of our Board of Directors is responsible for all matters relating to compensation of senior management, including our Named Executives, adoption and administration of equity-based compensation plans and programs and determination and approval of compensation for our Named Executives, including the CEO.

The Compensation Committee has the authority to retain, manage and dismiss compensation consultants or other professionals, as it deems necessary or appropriate. The Compensation Committee directs the work of such consultants and professionals, and decisions regarding compensation of our Named Executives are ultimately made by the Compensation Committee and, in the case of our Chief Executive Officer, by the Board of Directors. As previously discussed, the Compensation Committee retained FW Cook as the Compensation Committee’s compensation consultant in June 2014. Prior to engaging FW Cook, the Compensation Committee evaluated the independence of each advisor taking into account all factors relevant to the independence from management under SEC rules, NYSE listing standards and such other factors as the Compensation Committee determines relevant. Based on that evaluation, the Compensation Committee determined FW Cook to be independent. In addition, the Compensation Committee conducted an assessment to evaluate whether the work performed by FW Cook raises a conflict of interest. Based on that assessment, the Compensation Committee determined that no conflict of interest exists. FW Cook did not provide any services to the Corporation, other than for the Compensation Committee, during fiscal 2016.

To assist the Compensation Committee, the CEO and Senior Vice President, Human Resources, provide information and recommendations about compensation, programs and policies when requested by the Compensation Committee or its Chair. The other Named Executives have no related involvement with the Compensation Committee. As requested by the Compensation Committee or its Chair, the CEO and other management personnel attend Compensation Committee meetings, but are excused at such times as the Compensation Committee deems appropriate and are never present at times during which the Compensation Committee is discussing or determining their respective compensation.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally limits to $1 million the tax deductibility of compensation paid by a public company to its chief executive and certain other highly compensated executive officers. Certain performance-based compensation is not subject to the limitation. The Compensation Committee considers the deductibility of compensation arrangements as one factor in executive compensation decisions for our Named Executives. However, deductibility is not the sole factor used to determine appropriate levels or types of compensation. The provisions of our equity and annual incentive bonus plans are intended to permit, but not require, the structuring of compensation delivered to our Named Executives under those plans in a manner that is intended to meet the requirements of deductible performance-based compensation for purposes of Section 162(m). The Compensation Committee believes that the tax deduction limitation should not be permitted to compromise the ability to design and maintain executive compensation arrangements that will attract, motivate and retain executive talent. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.

2016 SUMMARY COMPENSATION TABLE

The following table presents information concerning compensation paid to or earned by our Named Executives for the fiscal years ended October 28, 2016, October 30, 2015 and October 31, 2014.

Name and Principal Position*	Year	Salary ($)[1]	Bonus ($)	Stock Awards ($)[2]	Option Awards ($)[3]	Non-Equity Incentive Plan Compensation ($)[4]	All Other Compensation ($)[5]	Total ($)[6]
G.E. Hendrickson	2016	1,041,647	—	9,588,959	—	2,213,479	381,780	13,225,865
Chairman, President and CEO	2015	1,011,539	934,409	3,469,103	2,151,639	962,226	568,176	9,097,092
	2014	969,231	—	3,548,041	1,860,075	2,229,232	534,333	9,140,912

J.L. Muehlbauer	2016	637,427	—	2,448,213	—	781,454	163,641	4,030,735
Executive Vice President and Chief Financial and Administrative Officer	2015 2014	622,731 606,923	345,149 —	874,826 1,089,928	549,423 469,125	355,424 904,467	180,589 38,796	2,928,142 3,109,239

R. Engh	2016	492,911	—	1,264,988	—	563,999	121,004	2,442,902
Executive Vice President, General Counsel and Secretary	2015 2014	478,662 462,000	247,612 —	436,195 543,284	283,815 234,000	254,983 642,272	150,696 105,785	1,851,963 1,987,341

H.C. Heckes[7]	2016	574,018	—	1,795,351	—	704,127	145,841	3,219,337
Executive Vice President and President, Global Coatings	2015	560,769	310,806	603,379	402,849	320,059	182,789	2,380,651

L. H. Ireland[8]	2016	515,767	—	1,305,724	—	554,727	79,510	2,455,728
Executive Vice President and President, Global Consumer Paints	2015	446,154	247,281	967,268	560,095	254,642	47,812	2,523,252

*	as of October 28, 2016

(1)	For fiscal 2016, our Named Executives could elect to defer up to 50% of their base salary into the Nonqualified Plan. For fiscal 2016, Mr. Hendrickson deferred 40% of his base salary under the Nonqualified Plan as shown in the 2016 Nonqualified Deferred Compensation table on page 32.

(2)	Valuation of awards is based on the grant date fair value of those awards computed in accordance with ASC Topic 718 for the fiscal years indicated. For fiscal 2016, this column represents the aggregate fair value of (i) a performance-based restricted stock unit award (PSU) granted in January 2016 and a time-based restricted stock unit award (RSU) granted in January 2016, which together represent 60% of the fiscal year 2016 LTI award for each Named Executive (the remaining 40% was granted in the form of stock options in October 2015 and reported in the Option Award column for 2015), and (ii) the entire fiscal 2017 LTI award for each Named Executive, which was granted solely in the form of RSUs on September 27, 2016 (“2017 RSUs”), as agreed between the Corporation and Sherwin-Williams in connection with the Merger.

For the PSUs granted in fiscal 2016, the value included is the grant date fair value assuming target performance. The maximum grant date fair value of these PSU awards, assuming the highest level of performance conditions will be achieved (payout of 250% of target), is as follows: Mr. Hendrickson, $4,967,405; Mr. Muehlbauer, $1,268,170; Mr. Engh, $655,315; Mr. Heckes, $930,043; and Mr. Ireland, $676,448.

Summary Compensation Table: Supplement to Show Fiscal 2017 RSUs

The 2017 RSUs granted on September 27, 2016, were in lieu of granting stock options in September 2016 and RSUs and PSUs in January 2017 consistent with the LTI grant process and timing for the Named Executives for fiscal years 2015 and 2016. The 2017 RSUs represent the entire LTI award for fiscal 2017 as agreed between the Corporation and Sherwin-Williams in connection with the Merger, and while not part of the approved fiscal 2016 compensation program, the awards are included above pursuant to Item 402 of the SEC’s Regulation S-K. The grant date fair value of such awards is as follows:

Named Executive	Grant Date Fair Value of 2017 RSUs ($)
G.E. Hendrickson	6,182,727
J.L. Muehlbauer	1,578,555
R. Engh	815,640
H.C. Heckes	1,157,607
L.H. Ireland	841,896

Accordingly, if the grant date fair values of the 2017 RSUs were removed from the Stock Awards column in the Summary Compensation Table so that the table only includes the stock awards granted as part of the fiscal 2016 compensation program, the amounts listed in the Stock Awards column of the Summary Compensation Table would be as follows:

Named Executive	Grant Date Fair Value of Stock Awards w/out 2017 RSUs ($)
G.E. Hendrickson	3,406,232
J.L. Muehlbauer	869,658
R. Engh	449,348
H.C. Heckes	637,744
L.H. Ireland	463,828

(3)	This column represents the aggregate grant date fair value with respect to stock options granted in the fiscal years indicated calculated in accordance with ASC 718. No stock options were granted to the Named Executives in September 2016 due to the entire LTI award for fiscal 2017 being granted in the form of RSUs as discussed in footnote (2). The stock options granted in September 2015 for fiscal 2016 are disclosed in fiscal 2015. The assumptions used by the Corporation to determine the fair value are described in Note 10 of the Consolidated Financial Statements included in our Form 10-K for the year ended October 28, 2016, which description is incorporated herein by reference.

(4)	This column represents the annual cash incentive bonuses earned in the fiscal years listed (and paid during the first quarter of the following fiscal year) under the Key Employee Plan, based on the achievement of specified financial measures. Our Named Executives can elect to defer all or a portion of their cash bonus into the Nonqualified Plan. For fiscal 2016, Mr. Hendrickson deferred 75% of his annual cash incentive bonus, and Mr. Heckes deferred 70% of his annual cash incentive bonus as shown in the 2016 Nonqualified Deferred Compensation table, beginning on page 32.

(5)	This column represents perquisites and other personal benefits; dividends on restricted stock and RSUs; and contributions or allocations by the Corporation to defined contribution or savings plans (tax qualified and supplemental), all as shown in the “2016 Components of All Other Compensation” table on page 27.

(6)	The amount shown represents the sum of all columns of the Summary Compensation Table. Additional information about the elements of compensation paid to our Named Executives can be found in “Compensation Program Elements Awarded in Fiscal 2016,” beginning on page 16.

(7)	Mr. Heckes was appointed to Executive Vice President and President, Global Coatings on December 1, 2014.

(8)	Mr. Ireland was appointed to Executive Vice President and President, Global Consumer Paints on December 1, 2014.

The following table presents information concerning components of All Other Compensation referenced in the Summary Compensation Table paid to or earned by our Named Executives for the fiscal year ended October 28, 2016.

2016 COMPONENTS OF ALL OTHER COMPENSATION

Name	Perquisites and Other Personal Benefits ($)[1]	Restricted Stock and RSU Dividends ($)[2]	Valspar Contribution to Defined Contribution Plans ($)[3]	Lost ERISA ($)[4]	Total ($)
G.E. Hendrickson	61,854	52,371	29,150	238,405	381,780
J.L. Muehlbauer	21,701	17,330	29,150	95,460	163,641
R. Engh	18,074	9,071	29,150	64,709	121,004
H.C. Heckes	22,292	10,810	29,150	83,589	145,841
L.H. Ireland	15,913	7,828	29,150	26,619	79,510

(1)	G.E. Hendrickson – $42,095 paid by the Corporation for tax preparation and/or financial planning; $9,000 for automobile allowance; $3,325 for life insurance; $4,361 for personal club dues; and $3,073 for long-term disability (“LTD”) premium.

J.L. Muehlbauer – $8,116 paid by the Corporation for tax preparation and/or financial planning; $9,000 for automobile allowance; $2,114 for life insurance; and $2,471 for LTD premium.

R. Engh – $1,250 paid by the Corporation for tax preparation and/or financial planning; $9,000 for automobile allowance; $3,564 for life insurance; $300 for personal club dues; and $3,960 for LTD premium.

H.C. Heckes – $6,412 paid by the Corporation for tax preparation and/or financial planning $9,000 for automobile allowance; $1,242 for life insurance; $3,723 for personal club dues; $1,584 for LTD premium; and $331 for commercial airline travel by Mr. Heckes’ spouse to accompany him on a business trip.

L.H. Ireland – $3,200 paid by the Corporation for tax preparation and/or financial planning; $9,000 for automobile allowance; $1,242 for life insurance; and $2,471 for LTD premium.

The LTD premium included above reflects the payment made to each Named Executive in January 2016 for the 2015 calendar year as the payment is based on the calendar year and not the Corporation’s fiscal year.

(2)	Dividends paid on restricted stock and RSU grants that were subject to a risk of forfeiture during fiscal year 2016.

(3)	Annual match and contribution by the Corporation to The Valspar Savings and Retirement Plan. The Valspar Contributions reflect the payment made to each executive in January 2017 for the 2016 calendar year as the payment is based on the calendar year and not the Corporation’s fiscal year.

(4)	Discretionary cash payment for the dollar amounts that would have been contributed to defined contribution plans but for the limitations imposed by U.S. income tax regulations on the amount of compensation that an employee may save under the Corporation’s defined contribution plans, and consequently the amount of matching contributions the Corporation can make under the plans. The amount included reflects the payment made to each Named Executive in January 2016 for the 2015 calendar year as the payment is based on the calendar year and not the Corporation’s fiscal year.

The following table presents information regarding the grants of annual incentive bonus compensation and restricted stock units (time-based and performance-based) during fiscal 2016 to our Named Executives.

2016 GRANTS OF PLAN-BASED AWARDS

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Possible Payouts Under Equity Incentive Plan Awards[3]			All Other Stock Awards: Number of Shares of Stock or Units (#)[4]	Grant Date Fair Value of Stock and Option Awards ($)[5]
Name	Type of Award[1]	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
G.E. Hendrickson	AIB	—	0	1,339,000	2,678,000
	PSU	1/14/16				12,693	25,386	63,465		1,986,962
	RSU	1/14/16							18,133	1,419,270
	RSU	9/27/16							58,163	6,182,727

J.L. Muehlbauer	AIB	—	0	472,725	945,450
	PSU	1/14/16				3,241	6,481	16,203		507,268
	RSU	1/14/16							4,630	362,390
	RSU	9/27/16							14,850	1,578,555

R. Engh	AIB	—	0	341,180	682,360
	PSU	1/14/16				1,675	3,349	8,373		262,126
	RSU	1/14/16							2,392	187,222
	RSU	9/27/16							7,673	815,640

H.C. Heckes	AIB	—	0	425,700	851,400
	PSU	1/14/16				2,377	4,753	11,883		372,017
	RSU	1/14/16							3,395	265,727
	RSU	9/27/16							10,890	1,157,607

L.H. Ireland	AIB	—	0	382,500	765,000
	PSU	1/14/16				1,729	3,457	8,643		270,579
	RSU	1/14/16							2,469	193,249
	RSU	9/27/16							7,920	841,896

(1)	Type of Award: AIB – Annual Cash Incentive Bonus; PSU – Performance-Based Stock-Settled Restricted Stock Unit; and RSU – Time-Based Stock-Settled Restricted Stock Unit.

(2)	The amounts shown for the AIB for 2016 represent estimated possible payouts under the Annual Cash Incentive Bonus for fiscal 2016 depending on the Corporation’s financial performance. The amount that can be earned ranges from zero to 200% of the target payout amount. The actual amounts earned for fiscal 2016 are reported in the Summary Compensation Table as Non-Equity Incentive Plan Compensation on page 25.

(3)	The amounts shown for PSUs represent the range of payouts that can be earned from 50% to 250% of the target amount of the award. The PSU awards granted in January 2016 represent the number of shares equal to the target value of the award, divided by the average closing price of one share of stock on the NYSE for the ten business days immediately prior to the date issued PSUs vest based on achieving specific annual performance targets for earnings per share growth over the three-year performance period. Unless forfeited, the PSUs will be paid out in the form of stock at the end of the three-year performance period to the extent that we meet the performance targets. For a more detailed description of the terms of the PSUs granted to our Named Executives in fiscal 2016, see “Compensation Program Elements Awarded in Fiscal 2016 – Stock Options, PSUs and RSUs (Long-Term Incentives)” starting on page 19. The PSUs earn accrued dividends that are paid out upon vest date based on the number of units funded for the three-year performance period.

(4)	The RSU awards granted in January 2016 represent the number of shares equal to the target value of the award, divided by the average closing price of one share of stock on the NYSE for the ten business days immediately prior to the date issued and are subject to three-year cliff vesting. The RSU awards are settled in stock upon vesting and earn accrued dividends that are paid upon vest date.

The 2017 RSU awards granted in September 2016 represent the number of shares equal to the target value of the award, divided by the average closing price of one share of stock on the NYSE for the ten business days immediately prior to the date issued and are subject to three-year cliff vesting. The RSU awards are settled in stock upon vesting and earn accrued dividends that are paid upon vest date.

(5)	The amount shown for the PSU and RSU awards is based on the grant date fair value of those awards computed in accordance with ASC Topic 718.

Additional information about the elements of compensation paid to our Named Executives can be found in “Compensation Program Elements Awarded in Fiscal 2016,” beginning on page 16.

The following table presents information regarding the number of shares of unexercised stock options and the number of shares and value of unvested restricted stock or stock units outstanding on October 28, 2016 for our Named Executives.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards[1]					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)[2,3]	Market Value of Shares or Units of Stock That Have Not Vested ($)[4]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)[5]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)[4]
G.E. Hendrickson	2/27/2008	25,000	0	22.68	2/27/2018	1/10/2013		15,868	1,550,780
	10/15/2008	101,000	0	18.01	10/15/2018	1/9/2014		5,154	503,700
	10/21/2009	151,000	0	26.37	10/21/2019	1/9/2014		16,575	1,619,875
	10/13/2010	94,500	0	31.57	10/13/2020	1/8/2015		27,152	2,653,565
	10/5/2011	180,500	0	32.34	10/5/2021	1/8/2015		16,609	1,623,198
	10/3/2012	121,610	0	57.47	10/3/2022	1/8/2015				58,130	5,681,045
	10/2/2013	101,730	0	64.78	10/2/2023	1/14/2016		18,133	1,772,138
	10/1/2014	55,144	27,556	76.85	10/1/2024	1/14/2016				63,465	6,202,434
	9/30/2015	46,877	93,753	71.88	9/30/2025	9/27/2016		58,163	5,684,270

J.L. Muehlbauer	3/11/2013	24,947	0	62.95	3/11/2023	3/11/2013	[6]	2,382	232,793
	3/11/2013	55,586	18,527	62.95	3/11/2023	3/11/2013		3,743	365,803
	10/2/2013	31,390	0	64.78	10/2/2023	1/9/2014		1,233	120,501
	10/1/2014	13,900	6,950	76.85	10/1/2024	1/9/2014		5,114	499,791
	9/30/2015	11,970	23,940	71.88	9/30/2025	1/8/2015		8,322	813,309
						1/8/2015		4,188	409,293
						1/8/2015				14,660	1,432,722
						1/14/2016		4,630	452,490
						1/14/2016				16,203	1,583,519
						9/27/2016		14,850	1,451,291

R. Engh	10/17/2007	51,500	0	25.48	10/17/2017	1/10/2013		2,842	277,749
	10/21/2009	61,000	0	26.37	10/21/2019	1/9/2014		948	92,648
	10/13/2010	23,500	0	31.57	10/13/2020	1/9/2014		2,550	249,212
	10/5/2011	14,500	0	32.34	10/5/2021	1/8/2015		4,148	405,384
	10/3/2012	21,780	0	57.47	10/3/2022	1/8/2015		2,088	204,060
	10/2/2013	15,650	0	64.78	10/2/2023	1/8/2015				7,310	714,406
	10/1/2014	6,934	3,466	76.85	10/1/2024	1/14/2016		2,392	233,770
	9/30/2015	6,184	12,366	71.88	9/30/2025	1/14/2016				8,373	818,293
						9/27/2016		7,673	749,882

H.C. Heckes	10/21/2009	50,000	0	26.37	10/21/2019	1/10/2013		3,144	307,263
	10/13/2010	31,500	0	31.57	10/13/2020	1/9/2014		1,349	131,838
	10/5/2011	42,000	0	32.34	10/5/2021	1/9/2014		3,174	310,195
	10/3/2012	24,100	0	57.47	10/3/2022	1/8/2015		5,121	500,475
	10/2/2013	19,480	0	64.78	10/2/2023	1/8/2015		2,889	282,342
	10/1/2014	9,587	4,793	76.85	10/1/2024	1/8/2015				10,110	988,050
	9/30/15	8,777	17,553	71.88	9/30/2025	1/14/2016		3,395	331,793
						1/14/2016				11,883	1,161,326
						9/27/2016		10,890	1,064,280

L.H. Ireland	12/1/14	3,835	7,668	81.72	12/1/2024	12/1/2014	[6]	5,930	579,539
	9/30/15	6,384	12,766	71.88	9/30/2025	1/8/2015		2,311	225,854
						1/8/2015				8,088	790,440
						1/14/2016		2,469	241,295
						1/14/2016				8,643	844,680
						9/27/2016		7,920	744,022

(1)	Option Vesting – grants vest in equal annual installments over three years, starting one year from date of grant, with the exception of Mr. Muehlbauer’s grant dated 3/11/2013 for 74,113 shares which vests in equal installments over four years.

(2)	Restricted Stock Grants– represents the first listed grants dated 1/9/2014 and 1/8/2015. The Restricted Stock awards were granted after the achievement of a one-year performance goal for the prior fiscal year and feature three-year cliff vesting from the date of grant.

(3)	RSU Grants – represents the grant dated 1/10/2013 and the second listed grant dated 3/11/2013 for Mr. Muehlbauer; the second listed grants dated 1/9/2014 and 1/8/2015; and the first listed grant dated 1/14/2016. The RSU grants in 2013 and 2014 feature four-year cliff vesting from the date of grant and the RSU grants in 2015 and 2016 feature three-year cliff vesting.

(4)	The market value of stock and stock units reported is based on the closing price of the Corporation’s stock on the NYSE at fiscal year-end of $97.73.

(5)	PSU Grants – grants vest based on achieving performance targets for earnings per share growth over the three-year performance period. Unless forfeited, the PSUs will be paid out in the form of stock at the end of the three-year performance period to the extent we meet the performance targets. If the performance targets are achieved, the amount paid for the awards may range from 50% to 250% of the original grant. The PSUs are shown at their maximum value, as performance for the first year of the awards exceeded target level.

(6)	Mr. Muehlbauer’s RSU grant dated 3/11/2013 vests in equal installments over four years. Mr. Ireland’s RSU grant dated 12/1/2014 vests in two equal installments at the two and four year anniversaries of the date of grant.

The following table presents information regarding the number of shares acquired and the value realized on the exercise of stock options in fiscal 2016 and the number of shares acquired and the value realized on vesting of restricted stock in fiscal 2016 for our Named Executives.

2016 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)[2]	Value Realized on Vesting ($)[2]
G.E. Hendrickson	50,000	3,098,765	142,853	13,432,814
J. L. Muehlbauer	—	—	2,383	194,953
R. Engh	24,000	1,945,320	7,104	566,970
H.C. Heckes	—	—	6,878	548,934
L.H. Ireland	—	—	—	—

(1)	The value realized on the exercise of options is based on the difference between the exercise price and the closing price of the Corporation’s common stock on the NYSE on the date of exercise.

(2)	The amount of shares reported is restricted stock granted to Messrs. Hendrickson, Engh and Heckes on January 10, 2013 that vested on January 10, 2016 and a cash-settled RSU granted on January 10, 2013 that vested on January 10, 2016, both of which were granted after the achievement of certain performance goals for the fiscal year prior to grant and then subject to three-year cliff vesting. Mr. Hendrickson’s amount also includes 113,377 RSUs from his retention award granted on June 1, 2011 (including dividend equivalents of 9,205 additional RSUs), which vested on September 13, 2016 and is payable in cash upon his separation from service from the Corporation pursuant to the terms of The Valspar Corporation Restricted Stock Unit Agreement for Gary E. Hendrickson dated June 1, 2011. The amount of restricted stock reported for Mr. Muehlbauer represents the vesting on March 11, 2016 of 25% of his March 11, 2013 grant of restricted stock. The value realized on the vesting of stock awards is based on the closing price of the Corporation’s common stock on the NYSE on the vesting date.

The following table presents information concerning the participation in our Nonqualified Plan by our Named Executives.

2016 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)[1]	Aggregate Earnings in Last FY ($)[2]	Aggregate Balance at Last FYE ($)[3]
G.E. Hendrickson	1,904,255	106,209	4,442,026
J.L. Muehlbauer	—	—	—
R. Engh	—	—	—
H.C. Heckes	441,606	17,457	1,064,213
L.H. Ireland	—	—	—

(1)	Salary and annual cash bonus amounts deferred into the Corporation’s Nonqualified Plan for the fiscal year ended October 28, 2016. For fiscal 2016, designated key employees, including our Named Executives, could defer up to 50% of their base salary, 100% of their annual incentive bonus and any payments for which they are entitled due to limitations on employer contributions to the Corporation’s retirement savings plan. The amounts shown are included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table on page 25.

(2)	The gains listed, as determined by the third party administrator of the Nonqualified Plan of the Corporation, represent the change in the value of the investment choices selected by the participant.

(3)	Aggregate Balance at fiscal year-end does not include $1,660,109 and $492,889 of deferred annual cash bonuses for Mr. Hendrickson and Mr. Heckes, respectively, in fiscal 2016, as those amounts were deferred in December 2016 after the fiscal year end upon final Compensation Committee approval of the bonuses. Includes $252,885 and $1,517,308 previously reported in last year’s Summary Compensation Table as “Salary” and “Non-equity Incentive Plan Compensation” in fiscal 2015 for Mr. Hendrickson and $441,606 previously reported in last year’s Summary Compensation Table as “Non-equity Incentive Plan Compensation” in fiscal 2015 for Mr. Heckes. Also includes $2,229,232 previously reported in the Corporation’s 2014 Summary Compensation Table as “Non-equity Incentive Plan Compensation” in fiscal 2014 for Mr. Hendrickson. Mr. Heckes was not a named executive officer for fiscal 2014.

Potential Payments Upon Termination or Change in Control

Termination Other Than Upon Change in Control

Upon a termination of employment, the Named Executives are entitled to payments and other benefits under a variety of the Corporation’s plans and programs. We believe these agreements help the company hire and retain qualified executives. Benefits and payments are maintained if termination is involuntary or due to retirement, death or disability, but benefits and payments are limited or forfeited if termination is voluntary or for cause.

Definition of Retirement

As previously mentioned under “Retirement” in the CD&A, in September 2014, the Board amended the 2009 Plan to modify the definition of retirement, and this amendment was carried forward in the 2015 Plan. Accordingly, for awards granted under the 2009 Plan after fiscal 2014 and under the 2015 Plan, retirement means termination of employment for any reason other than for cause after the participant has attained the age of 55 years (or a different age specified for a participant for any incentive) if the participant has executed and delivered a three-year non-compete agreement and release of claims, has completed three years of continuous prior employment with the Corporation or a subsidiary and has delivered a required prior written notice that the participant is considering retirement, in accordance with any policies for such notices that the Compensation Committee may develop from time to time, at least one year prior to the date of termination.

For awards through fiscal 2014 under the 2009 Plan, retirement means termination of employment for any reason other than for cause after the participant has attained the age of 55 years (or a different age specified for a participant for any incentive) if the participant has executed and delivered a three-year non-compete agreement. For awards granted to our Named Executives prior to the adoption of the 2009 Plan, retirement means termination of employment for any reason other than for cause after the participant has attained the age of 60, or age 55 with an executed non-compete agreement.

Stock Options

2009 Plan through fiscal 2014:

•	Retirement after age 55 with an executed three-year non-compete agreement — options vest immediately and are exercisable for the remainder of their term.

•	Death and disability — options vest immediately with one year to exercise, not to exceed original option term.

•	Termination — only the portion vested is exercisable within 30 days of termination, not to exceed original option term.

•	Termination for cause — forfeit of all outstanding grants (to the extent not previously exercised).

2009 Plan after fiscal 2014 and the 2015 Plan:

•	Same as 2009 Omnibus Equity Plan through fiscal 2014, except for retirement. The options vest on the date of retirement (under the revised definition starting in 2014 as described under “Definition of Retirement,” above) provided that the total amount vested will be proportionately reduced to the extent retirement occurs before the end of the first full fiscal year for which the options are awarded. Options are fully exercisable for the remainder of the option term, provided the participant does not violate his or her non-compete agreement.

Restricted Stock

2009 Plan (effective with fiscal year 2010), through fiscal 2014:

•	Retirement after age 55 with an executed three-year non-compete agreement — outstanding restricted stock grants vest immediately.

•	Death and Disability — outstanding restricted stock grants vest immediately.

•	Termination — forfeit of all outstanding restricted stock grants.

•	Termination for cause — forfeit of all outstanding restricted stock grants.

There was no restricted stock granted to our Named Executives in fiscal 2016.

Restricted Stock Units – Stock-Settled Performance-Based (PSUs)

2009 Plan after fiscal 2014 and the 2015 Plan:

•	PSUs vest on the date of retirement (under the revised definition described under “Definition of Retirement,” on page 33) provided that the amount of the payout will be determined following the end of the three-year performance period and will be based on the level of achievement of the performance goals, proportionately reduced to the extent retirement occurs before the end of the first full fiscal year of the performance period for the PSUs. Subject to forfeiture if the participant violates his or her three-year non-compete agreement before payout.

•	Death and Disability — outstanding PSUs vest immediately. Payout determined using the actual performance level achieved for any fiscal years completed prior to termination and assuming the target performance level for any subsequent fiscal year(s).

•	Termination — forfeit of all outstanding PSU grants.

•	Termination for cause — forfeit of all outstanding PSU grants.

Restricted Stock Units – Time-Vested (RSUs)

2009 Plan through fiscal 2014 (cash-settled):

•	Retirement after age 55 with an executed three-year non-compete agreement — outstanding restricted stock unit grants vest immediately.

•	Death and Disability — outstanding restricted stock unit grants vest immediately.

•	Termination — forfeit of all outstanding restricted stock unit grants.

•	Termination for cause — forfeit of all outstanding restricted stock unit grants.

2009 Plan after fiscal 2014 and 2015 Plan through fiscal 2016 (stock-settled):

•	Same as 2009 Omnibus Equity Plan through fiscal 2014, except for retirement. The RSUs vest on the date of retirement (under the revised definition described under “Definition of Retirement,” on page 33) provided that the total amount vested will be proportionately reduced to the extent retirement occurs before the end of the first full fiscal year for which the RSUs are awarded. Subject to forfeiture if the participant violates his or her three-year non-compete agreement before the award would normally have vested (third anniversary of the award date).

2015 Plan –fiscal 2017 (stock-settled)

•	Same as 2009 Plan after fiscal 2014 and 2015 Plan through fiscal 2016, except that awards will also vest upon a qualifying termination following a change in control as described below under “Treatment of Equity Awards in Connection with a Change in Control.”

Officer Retiree Medical Program

•	Retirement after age 55 — the officer is entitled to receive retiree medical if he or she has served three consecutive years as an officer and is not in competition with the Corporation at any time after termination of employment.

•	Included dependents — the spouse and any eligible dependents of the retiree who, immediately prior to the retiree’s termination of employment, are covered under the active medical plan are eligible for coverage.

•	Coverage — the eligible persons are covered from the date of termination, at the same coverage available to an active employee for the retiree’s and spouse’s life. Eligible dependents are covered until the dependent ceases to be eligible under the plan. The coverage becomes secondary to Medicare coverage.

•	Premiums — the company charges the retiree (or his or her spouse) for the full cost of the coverage premiums, but the company reimburses the retiree for that portion of the coverage premiums that the company would have paid if the retiree were an active employee, and also provides a gross-up payment for taxes that relate to the medical benefit.

•	In connection with the Merger, the officer retiree medical program was amended and restated, effective as of, and contingent upon, the closing of the Merger, to provide that (i) each of Messrs. Muehlbauer, Ireland and Heckes shall be deemed to have satisfied all eligibility requirements provided by the program from and after the closing of the Merger, so long as he remains actively employed as an officer of the Corporation through the closing or, if earlier, the time at which he actually satisfies all eligibility requirements provided by the program (Messrs. Hendrickson and Engh had already satisfied all eligibility requirements at the time the plan was amended and restated, and Mr. Muehlbauer subsequently satisfied the requirements upon attainment of age 55), (ii) for any Named Executive who becomes entitled to healthcare continuation coverage under the terms of a change in control agreement, such officer’s coverage under the retiree medical program will commence at the expiration of such continuation coverage period, and (iii) the right of the Named Executives to participate in the officer retiree medical program from and after the closing of the Merger is nonforfeitable, and will be the obligation of Sherwin-Williams.

Severance Policy for Officers

The Compensation Committee has approved a severance policy for officers, providing generally for certain severance benefits in the event of termination without cause, but only if the officer signs a three-year non-compete agreement:

•	One year’s base salary

•	Immediate vesting of all stock options

•	Retiree medical benefits if the officer has reached age 55

Hypothetical Termination Payments

The following tables provides information on the potential payments that would have been payable to each of the Named Executives under existing contracts, agreements, plans or arrangements, for various scenarios involving termination of employment (other than a change in control) if the triggering events for the payments had each occurred on October 28, 2016. The tables use the closing price of our common stock of $97.73 as of October 28, 2016. These benefits are in addition to benefits available prior to the occurrence of any termination of employment to all salaried employees, such as distributions under The Valspar Savings and Retirement Plan and equity awards that are currently vested.

G.E. Hendrickson	Voluntary Termination ($)	Retirement at Age 60 or 55 w/non-compete ($)[1]	Involuntary not for Cause Termination ($)[2]	Involuntary for Cause Termination ($)	Death ($)	Disability ($)
Cash Severance	—	—	1,060,900	—	—	—
Cash Bonus	2,213,479	2,213,479	2,213,479	—	2,213,479	2,213,479
Unvested Stock Options	—	2,998,884	2,998,884	—	2,998,884	2,998,884
Unvested Restricted Stock	—	3,157,265	—	—	3,157,265	3,157,265
Cash-settled RSU	—	3,170,654	—	—	3,170,654	3,170,654
Stock-settled RSU[3]	—	16,224,157	—	—	16,224,157	16,224,157
Retiree Medical	—	374,000	374,000	—	312,000	312,000
Perquisites	—	—	—	—	—	—
TOTALS	2,213,479	28,138,439	6,647,263	—	28,076,439	28,076,439

J.L. Muehlbauer	Voluntary Termination ($)	Retirement at Age 60 or 55 w/non-compete ($)[1]	Involuntary not for Cause Termination ($)[2]	Involuntary for Cause Termination ($)	Death ($)	Disability ($)
Cash Severance	—	—	649,209	—	—	—
Cash Bonus	781,454	781,454	781,454	—	781,454	781,454
Unvested Stock Options	—	1,408,334	763,965	—	1,408,334	1,408,334
Unvested Restricted Stock	—	813,309	—	—	813,309	813,309
Cash-settled RSU	—	865,595	—	—	865,595	865,595
Stock-settled RSU[3]	—	1,478,660	—	—	1,478,660	1,478,660
Retiree Medical	—	420,000	420,000	—	246,000	246,000
Perquisites	—	—	—	—	—	—
TOTALS	781,454	5,767,352	2,614,628	—	5,593,352	5,593,352

R. Engh	Voluntary Termination ($)	Retirement at Age 60 or 55 w/non-compete ($)[1]	Involuntary not for Cause Termination ($)[2]	Involuntary for Cause Termination ($)	Death ($)	Disability ($)
Cash Severance	—	—	502,022	—	—	—
Cash Bonus	563,999	563,999	563,999	—	563,999	563,999
Unvested Stock Options	—	392,031	392,031	—	392,031	392,031
Unvested Restricted Stock	—	498,032	—	—	498,032	498,032
Cash-settled RSU	—	526,960	—	—	526,960	526,960
Stock-settled RSU[3]	—	2,108,525	—	—	2,108,525	2,108,525
Retiree Medical	—	270,000	270,000	—	210,000	210,000
Perquisites	—	—	—	—	—	—
TOTALS	563,999	4,359,547	1,728,052	—	4,299,547	4,299,547

H.C. Heckes	Voluntary Termination ($)	Retirement at Age 60 or 55 w/non-compete ($)[1]	Involuntary not for Cause Termination ($)[2]	Involuntary for Cause Termination ($)	Death ($)	Disability ($)
Cash Severance	—	—	584,628	—	—	—
Cash Bonus	704,127	—	704,127	—	704,127	704,127
Unvested Stock Options	—	—	553,823	—	553,823	553,823
Unvested Restricted Stock	—	—	—	—	632,313	632,313
Cash-settled RSU	—	—	—	—	617,458	617,458
Stock-settled RSU[3]	—	—	—	—	2,969,135	2,969,135
Retiree Medical	—	—	—	—	—	—
Perquisites	—	—	—	—	—	—
TOTALS	704,127	—	1,842,578	—	5,476,856	5,476,856

L.H. Ireland	Voluntary Termination ($)	Retirement at Age 60 or 55 w/non-compete ($)[1]	Involuntary not for Cause Termination ($)[2]	Involuntary for Cause Termination ($)	Death ($)	Disability ($)
Cash Severance	—	—	525,300	—	—	—
Cash Bonus	554,727	—	554,727	—	554,727	554,727
Unvested Stock Options	—	—	2,288,006	—	2,288,006	2,288,006
Unvested Restricted Stock	—	—	—	—	579,539	579,539
Cash-settled RSU	—	—	—	—	—	—
Stock-settled RSU[3]	—	—	—	—	2,224,433	2,224,433
Retiree Medical	—	—	—	—	—	—
Perquisites	—	—	—	—	—	—
TOTALS	554,727	—	3,368,033	—	5,646,705	5,646,705

(1)	Messrs. Heckes and Ireland have not reached Retirement age as defined under the 1991 Plan, 2009 Plan and 2015 Plan and the officer retiree medical program, so no payments are included under the Retirement column for those individuals.

(2)	Includes amounts payable under the Severance Policy for Officers.

(3)	Includes PSU awards with payout determined using the actual performance level achieved for any fiscal years completed prior to termination and assuming the target performance level for any subsequent fiscal year(s).

Termination of Employment and Change in Control Arrangements

The Corporation has entered into agreements with our Named Executives providing for the continued employment of such executives for a period of up to two years following a qualifying change in control of the Corporation. During such two-year period, executives would continue to be employed and compensated commensurate with their positions and compensation prior to the change in control. The change in control agreements each have a two-year term, subject to an annual evergreen extension for an additional two years. The Corporation is permitted to terminate the agreement by providing the executive with written notice of termination at least 60 days prior to the next annual renewal date. The employment and severance compensation provisions of the agreement do not, however, take effect until a Change in Control (as defined below) has occurred during the term of the agreement.

Under the change in control agreements, an executive becomes entitled to a lump sum cash payment and the continuation of certain benefits upon any termination of the executive’s employment with the Corporation (or an applicable subsidiary), after a change in control, for any reason other than: (a) by the executive without good reason; (b) by the Corporation as a result of the disability of the executive or for cause; or (c) as a result of the death of the executive. Severance payments required under each agreement include a lump sum amount equal to three times the Named Executive’s annual base salary and target annual bonus for our Named Executives hired prior to 2008 (Messrs. Hendrickson and Engh), and two times for those hired in 2008 or later (Messrs. Ireland, Heckes and Muehlbauer), plus three years of continuing benefits, if such employment is terminated by the Corporation without cause or by the executive for good reason during the two-year employment term. For this purpose, the “annual base salary” is defined as 12 times the highest monthly base salary paid (or payable) to the executive in the one-year period preceding the month in which a Change in Control Period (as defined below) begins; and the “target annual bonus” is defined as the targeted annual cash incentive bonus for the fiscal year during which a Change in Control Period begins. The Corporation will also be obligated to provide the executive (and his or her family) with health care and life insurance benefits at least equal to, and at the same after-tax cost, as those which would have been provided absent a termination (subject to alteration in the event that such benefits are later increased to peer executives at the Corporation).

Under the change in control agreements, the Corporation will at its sole expense provide a terminated executive with outplacement services substantially similar to those available to the executive immediately prior to the change in control. In addition, the Corporation will pay all legal fees and expenses that an executive reasonably incurs as a result of any contest (regardless of the outcome thereof) respecting the validity or enforceability of, or liability under, any provision of the executive’s change in control agreement or any guarantee of performance thereof (including as a result of any contest by the executive about the amount of any payment pursuant to the change in control agreement), plus interest. Finally, the Corporation will also pay any excise taxes that the executive may incur as a result of such payments, and any income and excise taxes on such excise tax payments for Messrs. Hendrickson, Engh and Heckes. The Compensation Committee has decided that change in control agreements for any officer first elected in fiscal 2013 or later shall not include reimbursement for any such excise taxes; this applies to Messrs. Muehlbauer and Ireland.

Definitions

“Change in Control” means any of the following:

•	any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) (a “Person”) becoming the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more (or 30% or more for purposes of the 2015 Plan) of either (A) the then-outstanding shares of common stock of the Corporation or (B) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors provided, however, that (i) any acquisition directly from the Corporation, (ii) any acquisition by the Corporation and (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any affiliated company do not constitute a Change in Control;

•	individuals who, as of the date of the agreement, constitute the Board of Directors (the “Incumbent Board”), together with any individuals becoming a director after the date of the agreement whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, ceasing for any reason to constitute at least a majority of the Board of Directors;

•	subject to certain limited exceptions, any consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Corporation or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its subsidiaries (each, a “Business Combination”); or

•	approval by our stockholders of a complete liquidation or dissolution of the Corporation.

“Change in Control Period” means the period commencing on the date of the agreement and ending on the second anniversary of that date; provided, however, that, commencing on each anniversary date of a change in control agreement (such date, the “Renewal Date”), unless previously terminated, the Change in Control Period shall be automatically extended so as to terminate two years from such Renewal Date, unless, at least 60 days prior to the Renewal Date, the Corporation shall give notice to the executive that the Change in Control Period shall not be so extended.

“Good Reason” means:

•	the assignment to the executive of any duties inconsistent in any respect with the executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by the agreement, or any action by the Corporation that results in a diminution in such position, authority, duties or responsibilities (whether or not occurring solely as a result of the Corporation’s ceasing to be a publicly traded entity), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Corporation promptly after receipt of notice thereof given by the executive;

•	any failure by the Corporation to comply with any of the compensation-related provisions of the change in control agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Corporation promptly after receipt of notice thereof given by the executive;

•	requiring the executive to be based at (i) any office or location other than as determined under the change in control agreement and that increases the distance or duration of the executive’s commute, (ii) a location other than the principal executive offices of the Corporation if the executive was employed at such location immediately prior to any change in control or (iii) any location that increases the distance or duration of the executive’s commute;

•	any purported termination by the Corporation of the executive’s employment otherwise than as expressly permitted by the change in control agreement; or

•	any other action or inaction that constitutes a material breach by the Corporation of the change in control agreement.

For the above purposes, any good faith determination of Good Reason made by the executive shall be conclusive. The executive’s mental or physical incapacity following the occurrence of an event constituting Good Reason shall not affect the executive’s ability to terminate employment for Good Reason, and the executive’s death following delivery of a notice of termination for Good Reason shall not affect the entitlement of the executive’s estate to severance payments benefits provided hereunder upon a termination of employment for Good Reason.

“Cause” means (1) the willful and continued failure of an executive to perform substantially the executive’s duties (other than any failure resulting from incapacity due to physical or mental illness or following the executive’s delivery of a notice of termination for Good Reason), after a written demand for substantial performance is delivered to the executive by the Board of Directors that specifically identifies the manner in which the Board believes that the executive has not substantially performed the executive’s duties, or (2) the willful engaging by the executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Corporation. For these purposes, no act, or failure to act, on the part of an executive is considered “willful” unless it is done, or omitted to be done, by the executive in bad faith or without reasonable belief that the executive’s action or omission was in the best interests of the Corporation. In this regard, any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the Board of Directors (or the board of directors of an applicable subsidiary), or (B) the advice of counsel for the Corporation shall be conclusively presumed to be done, or omitted to be done, by the executive in good faith and in the best interests of the Corporation.

Treatment of Equity Awards in Connection with a Change in Control

In addition to the change in control agreements, the Corporation’s equity and non-equity compensation plans also contain provisions regarding changes in control. Under the equity plans, including the 2009 Plan and the 2015 Plan, and under the Key Employee Plan, any unvested stock options, restricted stock, RSUs (other than the fiscal year 2017 RSUs) and PSUs vest immediately upon a change in control of the Corporation and stock options are exercisable for the remainder of their term. For PSUs, the amount of the payout will be determined using the actual performance level achieved for any fiscal years completed prior to the change in control and assuming the target performance level for any subsequent fiscal year(s).

Fiscal year 2017 RSUs do not vest immediately upon a change in control of the Corporation. However, upon a termination of the holder’s employment on or following a change in control either by the Corporation without cause, or by the holder for good reason, such awards will vest (i) in full, if the termination of employment occurs after the end of fiscal year 2017, or (ii) pro-rata, if the termination of employment occurs prior to the end of fiscal year 2017, based on the number of days worked by the holder in fiscal year 2017.

Potential Payments Upon Change in Control

The following table provides information on the potential payments that would have been payable to each of our Named Executives under existing contracts, agreements, plans or arrangements, for a change in control if the change in control and any other triggering event for the payments had each occurred on October 28, 2016.

Name	Cash Severance ($)[1]	Stock Options ($)[2]	Restricted Stock ($)[3]	Cash- Settled Restricted Stock Units ($)[3]	Stock- Settled Restricted Stock Units ($)[3]	Continued Benefits ($)[4]	Gross Up Payment ($)[5]	TOTAL ($)
G.E. Hendrickson	7,320,210	2,998,884	3,157,265	3,170,654	10,539,887	65,000	—	27,251,900
J.L. Muehlbauer	2,272,232	1,408,334	1,166,603	865,595	2,674,772	66,000	NA	8,453,536
R. Engh	2,560,312	392,031	498,032	526,960	1,358,642	48,000	—	5,383,977
H.C. Heckes	2,046,198	553,823	632,313	617,458	1,904,855	59,000	—	5,813,647
L.H. Ireland	1,838,550	452,766	579,539	—	1,450,411	62,000	NA	4,383,266

(1)	Cash severance includes three times the base salary and target bonus amounts in effect as of October 28, 2016 for Messrs. Hendrickson and Engh and two times such amounts for Messrs. Muehlbauer, Heckes and Ireland.

(2)	Represents acceleration of unvested stock options with the value being the difference between the aggregate market price at fiscal year-end of $97.73 and the aggregate exercise price.

(3)	Represents the aggregate fair market value of the restricted stock, RSUs and PSUs, as applicable, for which vesting would be accelerated as of the date of the change in control.

(4)	Represents 36 months of coverage to the executive, at active employee rates, for health insurance, life insurance, dental insurance and disability insurance benefits, less the value of benefits broadly available to non-executives upon a change in control.

(5)	No excise taxes or taxes thereon would be reimbursed to the Named Executives as a result of any change in control payments under Section 280G of the Internal Revenue Code.

Effect of the Merger

The closing of the Merger with Sherwin-Williams will constitute a change in control under the arrangements described above. Therefore, upon a qualifying termination of employment of a Named Executive following the Merger, the Named Executive would be entitled to the compensation provided under these arrangements. This compensation was described in detail in our definitive proxy statement dated May 25, 2016 for our special stockholders meeting on June 29, 2016 under the caption “Interests of the Company’s Directors and Executive Officers in the Merger.”

Director Compensation

Fees Payable in Cash or Stock. In fiscal 2016, non-employee directors received an annual cash retainer of $95,000, except that Mr. Bode, the Chair of the Audit Committee, received an annual cash retainer of $115,000, Mr. Friendly, the Chair of the Compensation Committee received an annual cash retainer of $110,000 and the Lead Director, Mr. Curler, received an annual cash retainer of $130,000. At a director’s option, the annual retainer may be paid in cash or by the Corporation purchasing shares of its common stock in the open market quarterly on behalf of the director – See footnote 1 to the 2016 Director Compensation table below for those directors who elected to receive all or a portion of their cash retainer in stock. Any costs of such purchases are paid by the Corporation. No meeting fees are paid to directors.

Non-employee directors appointed to any subcommittee of the standing committees of the Board of Directors receive an additional cash retainer of $5,000. No subcommittee retainers were paid in fiscal 2016.

Annual Stock Award. Each non-employee director serving as a director on the date of the September Board meeting is granted a stock award every year with a value equal to $115,000 under the 2015 Plan. However, due to the pending Merger, each non-employee director received a cash payment of $115,000 in lieu of a stock grant at that value on the date of the September Board meeting. Annual stock awards for a director who retires from the Board during the year will be prorated to reflect the partial year, and awarded at the same time as other director awards.

New Director Restricted Stock Award. New non-employee directors of the Corporation receive a stock award, intended to attract new directors of high caliber and qualifications and recognize their immediate contributions to the Corporation. The stock award is equal to his or her current annual retainer. The stock award is restricted for five years, and the director must be serving as a member of the Board on the date the restrictions lapse to receive the award. The Corporation had no new directors in fiscal 2016.

Deferral of Cash Retainer. Beginning in fiscal 2015, Directors may elect to defer up to 100% of the cash portion of their annual retainer into the Nonqualified Plan. Distributions are made upon death or on or after certain payment events elected by the participant, including specified dates, separation from the Board or a change in control. Distributions from the Nonqualified Plan are governed by the Internal Revenue Code and the Nonqualified Plan. No directors deferred the cash portion of their annual retainers in fiscal 2016.

Stock Ownership Guidelines and Restrictions on Hedging and Pledging. To align the interests of our directors with the interests of stockholders, we have established stock ownership guidelines equal to five times the annual cash retainer paid to directors. Directors are expected to reach the ownership level specified in the guidelines within five years after becoming a director. All of our directors are in compliance with these guidelines, and the directors who have served less than five years are on track to reach the specified ownership level within the five-year period. In addition, directors may not hedge their shares of the Corporation’s stock and must obtain approval from the Corporation’s CEO and General Counsel before pledging any of their shares of the Corporation’s stock. Approval for any pledge is discretionary and subject to various criteria and limits, including that the sum of all pledged stock by officers and directors does not exceed two times the average daily trading volume of the Corporation’s stock. No director has pledged stock during 2016. The Hedging and Pledging Policy is available on the “Investors – Corporate Governance” section of our website at www.valspar.com, as Exhibit 12 to the Principles of Corporate Governance.

Reimbursement of Out-of-Pocket Expense. Directors are entitled to reimbursement for reasonable out-of-pocket expenses incurred in connection with travel to and from meetings of the Board of Directors or its committees and for related activities, including director education courses.

2016 DIRECTOR COMPENSATION

The table below summarizes the compensation paid to non-employee directors during 2016.

Name	Fees Earned or Paid in Cash or Stock ($)[1]	Stock Awards ($)[2,3]	All Other Compensation ($)[4]	Total $
J.J. Allen	210,000	—	3,082	213,082
J.M. Ballbach	210,000	—	1,953	211,953
J.S. Bode	230,000	—	—	230,000
W.M. Cook	210,000	—	—	210,000
J.H. Curler	245,000	—	—	245,000
S.D. Fleming	210,000	—	2,048	212,048
I.R. Friendly	225,000	—	—	225,000
J.S. Haugarth	210,000	—	—	210,000
M.C. Jemison	210,000	—	—	210,000
D.R. Lumley	210,000	—	1,703	211,703

(1)	Includes the cash payment of $115,000 made to each non-employee director in lieu of a stock grant in September 2016. The following directors elected to receive all or a portion of their annual retainer in the Corporation’s common stock in fiscal 2016, resulting in the purchase of the following number of shares for each such director: Mr. Ballbach, 148 shares; Mr. Curler, 1,333 shares; Mr. Friendly, 451 shares; and Ms. Haugarth, 487 shares.

(2)	As discussed above, the non-employee directors did not receive their annual stock grant in fiscal 2016.

(3)	Each of our non-employee directors has the following aggregate number of stock awards outstanding as of October 28, 2016: Allen, 2,266 shares; Ballbach, 1,436 shares; Bode, 0 shares; Cook, 0 shares; Curler, 0 shares; Fleming, 1,506 shares; Friendly, 0 shares; Haugarth, 0 shares; Jemison, 0 shares; and Lumley, 1,252 shares. Each of our non-employee directors has the following aggregate number of shares underlying unexercised options as of October 28, 2016: Allen, 0 shares; Ballbach, 0 shares; Bode, 0 shares; Cook, 0 shares; Curler, 0 shares; Fleming, 0 shares; Friendly, 17,750 shares; Haugarth, 12,600 shares; Jemison, 0 shares; and Lumley, 0 shares.

(4)	Dividends paid on restricted stock during fiscal year 2016.

OUTSTANDING SHARES AND VOTING RIGHTS

Stockholders of record on February 10, 2017 will be entitled to receive notice of and vote at the meeting. As of the record date, there were outstanding and entitled to be voted at the meeting 79,453,814 shares of common stock, each share being entitled to one vote.

Share Ownership of Certain Beneficial Owners

The following information concerning ownership of common stock of the Corporation is furnished as of February 14, 2017, unless otherwise indicated, with respect to all persons known by the Corporation to be the owner, of record or beneficially, of more than five percent of the outstanding common stock of the Corporation. Unless otherwise indicated, the stockholders listed in the table below have sole voting and investment power with respect to the shares indicated.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
BlackRock, Inc.[1] 55 East 52nd Street New York, NY 10055	6,462,961	8.1%

The Vanguard Group[2] 100 Vanguard Blvd. Malvern, PA 19355	6,453,198	8.12%

(1)	Based on information contained in a Schedule 13G filed with the SEC on January 27, 2017, reflecting the shareholder’s beneficial ownership as of December 31, 2016. BlackRock, Inc. reports sole voting power over 5,904,876 shares; sole dispositive power over 6,462,834 shares; shared voting power over 127 shares; and shared dispositive power over 127 shares.

(2)	Based on information contained in a Schedule 13G filed with the SEC on February 10, 2017, reflecting the shareholder’s beneficial ownership as of December 31, 2016. The Vanguard Group reports sole voting power over 61,515 shares; sole dispositive power over 6,379,723 shares; shared voting power over 14,460 shares; and shared dispositive power over 73,475 shares.

Share Ownership of Management

The following table lists, as of December 31, 2016, the beneficial ownership of common stock for all directors, each of our Named Executives and all directors and executive officers as a group. Except as otherwise indicated, no director or executive officer individually owns as much as 1% of the total outstanding shares of common stock.

Name	Shares[1]	Name	Shares[1]
Jack J. Allen	10,005	Ian R. Friendly	20,157
John M. Ballbach[2]	12,796	Janel S. Haugarth	36,522
John S. Bode[3]	60,170	Howard C. Heckes	233,613
William M. Cook	20,557	Gary E. Hendrickson[5]	1,098,265
Jeffrey H. Curler	134,720	Les H. Ireland	19,213
Rolf Engh[4]	774,145	Mae C. Jemison	16,585
Shane D. Fleming	5,075	David R. Lumley	1,919
James L. Muehlbauer	157,114

All directors and executive officers as a group:			2,600,856	[6,7,8]

(1)	Except as otherwise indicated, each person possesses sole voting and investment power with respect to shares shown as beneficially owned.

(2)	Includes 50 shares held by Mr. Ballbach’s daughters and 25 shares for which Mr. Ballbach is custodian for a minor child.

(3)	Includes 12,667 shares held in the John S. Bode and Patsy J. Bode Charitable Remainder Trust.

(4)	Includes 396,480 shares which are pledged as security.

(5)	Includes 136,713 shares held in four trusts.

(6)	Includes shares which may be acquired within 60 days by exercise of outstanding options under the Corporation’s Stock Option Plan for Non-Employee Directors, as follows: Mr. Friendly, 17,750 shares and Ms. Haugarth, 12,600 shares.

(7)	Includes shares indirectly owned as of October 28, 2016 through The Valspar Savings and Retirement Plan as follows: Mr. Hendrickson, 12,297 shares; Mr. Muehlbauer, 235 shares; Mr. Engh, 56,814 shares; Mr. Heckes, 2,288 shares; Mr. Ireland, 153 shares; and executive officers as a group, 71,787 shares. Also includes the following numbers of shares which may be acquired within 60 days by exercise of outstanding options under the Corporation’s stock option plans, as follows: Mr. Hendrickson, 877,331 shares; Mr. Muehlbauer, 137,793 shares; Mr. Engh, 201,048 shares; Mr. Heckes, 185,444 shares; Mr. Ireland, 14,053 shares; and executive officers as a group, 1,415,669 shares.

(8)	Percentages of the outstanding shares of common stock beneficially owned by all directors and executive officers as a group, 3.2%. Mr. Hendrickson beneficially owns 1.4% of the outstanding shares of the common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), requires the Corporation’s directors, executive officers and beneficial owners of more than 10% of the common stock of the Corporation to file with the SEC certain reports regarding their ownership of common stock or any changes in such ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms that they file.

Based solely on its review of the copies of such reports received by it, and/or written representations from certain reporting persons that no Form 5’s were required for such persons, the Corporation believes that, during the year ended October 28, 2016, the reporting persons have complied with all filing requirements of Section 16(a) of the 1934 Act.

PROPOSAL 2

Advisory Vote to Approve Executive Compensation (“Say-on-Pay” vote)

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was signed into law on July 21, 2010. The Dodd-Frank Act requires U.S. public corporations to hold an advisory (non-binding) vote on executive compensation. The Board of Directors is committed to excellence in governance and is aware of the significant interest in executive compensation matters by investors and the general public.

The Corporation has designed its executive compensation program to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and to increase long-term stockholder value. We believe that our compensation policies and practices are centered on a pay-for-performance philosophy and are aligned with the long-term interests of our stockholders. See “Executive and Director Compensation – Compensation Discussion and Analysis,” beginning on page 13 for additional information on our executive compensation programs.

Proposal

The Corporation is presenting this proposal, which gives you as a stockholder the opportunity to express your view on our executive compensation by voting for or against the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of The Valspar Corporation’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related disclosures contained in the Corporation’s 2017 Proxy Statement.”

Position of Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS BY VOTING “FOR” THE ABOVE RESOLUTION AND THIS PROPOSAL.

As discussed in the Compensation Discussion and Analysis contained in this proxy statement, the Compensation Committee of the Board of Directors believes that the executive compensation for fiscal 2016 is reasonable and appropriate, is justified by the performance of the Corporation and is the result of a carefully considered approach.

In deciding how to vote on this proposal, the Board urges you to consider the following factors, many of which are more fully discussed in the Compensation Discussion and Analysis beginning on page 13:

•	The Corporation has performed well against its peers by relevant industry measures.

•	Our Compensation Committee has designed the compensation packages for our Named Executives to depend on the achievement of objective performance goals that the Committee believes drive long-term stockholder value.

•	As disclosed under Compensation Risk Analysis on page 11, our pay practices do not encourage management to take excessive risk.

•	We recognize the need to fairly compensate and retain a senior management team that has produced excellent operating results over the past several years.

Effect of Vote

Because your vote is advisory, it will not be binding upon the Corporation, the Compensation Committee or the Board of Directors. However, we value stockholders’ opinions, and we will consider the outcome of the Say-on-Pay vote when determining future executive compensation arrangements. Last year, 92% of the votes cast in the Corporation’s Say-on-Pay vote were cast in favor of approving the Corporation’s compensation for its named executive officers.

PROPOSAL 3

Advisory Vote on Frequency of Advisory Vote on Executive Compensation (“Frequency” vote)

Background

The Dodd-Frank Act requires U.S. public corporations to propose an advisory (non-binding) vote on the frequency of holding an advisory Say-on-Pay stockholder vote regarding the compensation of named executive officers. The Frequency vote is required every six years and was last held by the Corporation in 2011. The Frequency vote is advisory, and therefore not binding on the Corporation, the Compensation Committee or the Board of Directors. However, the Board of Directors is committed to excellence in governance and is aware of the significant interest in executive compensation matters by investors and the general public.

The Corporation has designed its executive compensation program to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and increase long-term stockholder value. We believe that our compensation policies and practices are centered on a pay-for-performance philosophy and are strongly aligned with the long-term interests of our stockholders. See “Executive and Director Compensation – Compensation Discussion and Analysis” beginning on page 13 for additional information on our executive compensation programs. We further believe that a Say-on-Pay vote should be held once each year, as has been conducted by the Corporation since 2011. The Board of Directors believes a one-year vote cycle will balance the interest of stockholders in providing regular input on executive compensation and the interest of the Board of Directors and the stockholders in allowing sufficient time to evaluate the long-term effectiveness of the Corporation’s executive compensation philosophy, policies and practices.

Proposal

The Corporation is presenting this proposal, which gives you as a stockholder the opportunity to express your view on the appropriate frequency (every three, two or one year(s), or abstain) of conducting an advisory Say-on-Pay stockholder vote on our executive compensation by voting for one of the following options:

“RESOLVED, that the stockholders approve, on an advisory basis, that The Valspar Corporation conduct an advisory vote on the compensation of its named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related disclosures contained in the Corporation’s proxy statement for the relevant year, every:

[SELECT ONLY ONE OPTION BELOW]

☐ Three years;

☐ Two years;

☐ One year; or

☐ Abstain”

The option that receives the highest number of votes cast by the stockholders will be the frequency for the advisory vote on executive compensation deemed to have been approved by the stockholders.

Position of Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS SELECT A ONE-YEAR PERIOD FOR CONDUCTING AN ADVISORY SAY-ON-PAY STOCKHOLDER VOTE BY VOTING “FOR” THE “EVERY ONE YEAR” OPTION IN THE ABOVE RESOLUTION.

As discussed above, the Corporation has designed its executive compensation program to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and increase long-term stockholder value. We believe that our compensation policies and practices are centered on a pay-for-

performance philosophy and are strongly aligned with the long-term interests of our stockholders. See “Executive and Director Compensation – Compensation Discussion and Analysis” beginning on page 13 for additional information on our executive compensation programs. In addition, the Board has determined that a one-year Say-on-Pay vote cycle is the best approach for the Corporation based on a number of considerations, including the following:

•	In our last frequency advisory vote in 2011, the annual say-on-pay vote received a majority of the votes cast by stockholders.

•	An annual advisory say-on-pay vote will allow our stockholders to provide us with their direct input on our executive compensation as disclosed in the proxy statement every year and will be most useful to the Board.

•	A one-year vote cycle gives the Board and the Compensation Committee sufficient time to thoughtfully respond to stockholders’ sentiments, to implement any necessary changes to our executive compensation policies and practices and to evaluate the results of such changes before the next stockholder advisory vote.

•	The rules of the New York Stock Exchange require the Corporation to seek stockholder approval for new employee equity compensation plans and material revisions thereto. This requirement provides our stockholders with the opportunity to provide additional feedback on important matters involving executive compensation, even in years when Say-on-Pay votes do not occur.

•	The Corporation will continue to engage with stockholders on executive compensation during the period between stockholder votes. Also, as discussed under “Ability of Stockholders and Other Interested Parties to Communicate with the Corporation’s Board of Directors,” the Corporation provides stockholders the opportunity to communicate directly with the Board of Directors, including on issues of executive compensation.

Effect of Vote

Because your vote is advisory, it will not be binding upon the Corporation, the Compensation Committee or the Board of Directors. However, we value stockholders’ opinions, and we will consider the outcome of the Frequency vote when determining how often to hold a Say-on-Pay vote.

PROPOSAL 4

Appointment of Auditors

The Board of Directors has appointed Ernst & Young LLP to audit the Corporation’s consolidated financial statements for the fiscal year ending October 27, 2017. Ernst & Young LLP acted as the Corporation’s auditors for the fiscal year ended October 28, 2016. A representative of Ernst & Young LLP is expected to be present at the 2017 annual meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.

Auditor Fee Information

Audit Fees

Fees for audit services totaled $3,389,484 in 2016 and $3,035,087 in 2015, which includes fees associated with the annual financial statement audit, audit of internal control over financial reporting, foreign statutory audits and reviews of the Corporation’s quarterly reports on Form 10-Q.

Audit-Related Fees

Fees for audit-related services totaled $38,500 in 2016 and $17,009 in 2015. Audit-related services principally include accounting and reporting consultations, as well as other audits required by contract or regulation.

Tax Fees

Fees for tax services, including tax compliance, tax advice and tax planning totaled $850,725 in 2016 and $151,137 in 2015.

All Other Fees

The Corporation did not incur fees except as indicated in the above categories.

Pre-Approval of Services by Independent Auditors

As permitted under applicable law, the Audit Committee may pre-approve from time to time certain types of services, including tax services, to be provided by the Independent Auditors. As provided in the Charter of the Audit Committee, and in order to maintain control and oversight over the services provided by the Independent Auditors, it is the policy of the Audit Committee to pre-approve all audit and non-audit services to be provided by the Independent Auditors and not to engage the Independent Auditors to provide any non-audit services prohibited by law or regulation. For administrative convenience, the Audit Committee may delegate pre-approval authority to the Audit Committee Chair, but any decision by the Committee Chair on pre-approval must be presented to the full Audit Committee at its next scheduled meeting.

AUDIT COMMITTEE REPORT

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to the reliability and integrity of financial reporting, including the Corporation’s disclosure practices, risk management processes and internal controls. The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee has met with management (including the Chief Executive Officer, Chief Financial Officer, General Counsel, Controller and Director of Internal Audit) and Ernst & Young LLP, the Corporation’s independent registered public accounting firm (“Independent Auditors”).

The Audit Committee held meetings with the Corporation’s internal auditors and Independent Auditors, both in the presence of management and privately, to discuss the overall scope and plans for their respective audits, the results of their examinations, the evaluations of the Corporation’s internal controls, the overall quality of the Corporation’s financial reports, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee has reviewed and discussed the audited consolidated financial statements and management’s report on internal controls over financial reporting with management and the Independent Auditors. The Audit Committee also reviewed and discussed with the Independent Auditors the matters required to be discussed under Statement on Auditing Standards No. 61, Communication with Audit Committees (SAS 61), as amended and as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T, as well as rules of the SEC and other applicable regulations.

With respect to independence, the Audit Committee has received the written independence disclosures from the Independent Auditors required under Ethics and Independence Rule 3526 of the Public Company Accounting Oversight Board (Communications with Audit Committees Concerning Independence) and has discussed with the Independent Auditors the independent auditors’ independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, (i) the selection of the Independent Auditors for the 2017 fiscal year and (ii) that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended October 28, 2016 for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE

OF THE CORPORATION’S BOARD OF DIRECTORS

Jack J. Allen	John S. Bode, Chair
John M. Ballbach David R. Lumley	William M. Cook

ADDITIONAL INFORMATION

Other Business

Management is not aware of any matters to be presented for action at the meeting, except matters discussed in this Proxy Statement. If any other matters properly come before the meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.

2018 Stockholder Proposals

As stated on the Notice of Annual Meeting, on March 19, 2016, Valspar entered into a Merger Agreement with Sherwin-Williams and Merger Sub, a wholly-owned subsidiary of Sherwin-Williams. If the consummation of the Merger occurs prior to the scheduled date of the Corporation’s Annual Meeting, the Annual Meeting will not be held since Valspar common stock will no longer be outstanding after the effective time of the Merger.

If the consummation of the Merger occurs prior to April 24, 2018, the Corporation will not hold a 2018 annual meeting since Valspar common stock will no longer be outstanding at the effective time of the Merger, and therefore, any stockholder proposals and related dates discussed below are also subject to the consummation of the Merger.

If you would like to submit a proposal for us to include in the proxy statement for our 2018 annual meeting, you must comply with Rule 14a-8 under the Exchange Act and the advance notice provisions of our By-laws. You must also make sure that we receive your proposal at our executive offices (sent c/o Corporate Secretary) by October 26, 2017. Any stockholder proposal included in our proxy statement will also be included on our form of proxy so that stockholders can indicate how they wish to vote their shares on the proposal.

If you would like to recommend a person for consideration as a nominee for election as a director at our 2018 annual meeting, you must comply with the advance notice provisions of our By-laws. These provisions require that we receive your nomination at our executive offices (sent c/o Corporate Secretary) no earlier than November 24, 2017, and no later than December 24, 2017. Additional information regarding the consideration of stockholder recommendations for nominees to the Board can be found in this Proxy Statement under the heading “Corporate Governance – Director Nomination Process” beginning on page 8.

If you would like to present a proposal at our 2018 annual meeting without including it in our proxy statement, you must comply with the advance notice provisions of our By-laws. These provisions require that we receive your proposal at our executive offices (sent c/o Corporate Secretary) no earlier than November 24, 2017, and no later than December 24, 2017.

If the presiding officer at the 2018 annual meeting of stockholders determines that a stockholder proposal or stockholder director nomination was not submitted in compliance with the advance notice provisions of our By-laws, the proposal or nomination will be ruled out of order and not acted upon.

The above information is only a summary of some of the requirements of the advance notice provisions of our By-laws. If you would like to receive a copy of the provisions of our By-laws setting forth all of these requirements, you should write to our executive offices, c/o Corporate Secretary.

Ability of Stockholders and Other Interested Parties to Communicate with the Corporation’s Board of Directors

The Corporation’s Board of Directors has established several means for stockholders and other interested parties to communicate with the Corporation’s Board of Directors. Concerns regarding the Corporation’s financial statements, accounting practices or internal controls should be submitted in writing to the Chairman of the Audit Committee in care of the Corporate Secretary at the Corporation’s headquarters address. If the concern relates to the Corporation’s governance practices, business ethics or corporate conduct, the concern should be submitted in writing to the Chairman of the Nominating and Governance Committee in care of the Corporate Secretary at the Corporation’s headquarters address. Concerns regarding the Corporation’s executive compensation should be submitted in writing to the Chairman of the Compensation Committee in care of the Corporate Secretary at the Corporation’s headquarters address. If a stockholder or other interested parties are unsure as to which category the concern relates, the concern may be communicated to any one of the independent directors in care of the Corporate Secretary at the Corporation’s headquarters address. All communications will be sent to the applicable director(s).

The Corporation typically schedules its Annual Meeting of Stockholders concurrent with a regularly scheduled Board of Directors meeting and expects its directors to attend the Corporation’s Annual Meeting of Stockholders. All directors attended last year’s Annual Meeting of Stockholders.

By Order of the Board of Directors,

ROLF ENGH,
Secretary

Minneapolis, Minnesota
February 23, 2017

VOTE BY INTERNET - www.proxyvote.com
THE VALSPAR CORPORATION ATTN: CORPORATE SECRETARY P.O. BOX 1461 MINNEAPOLIS, MN 55440	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on March 23, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE VALSPAR CORPORATION
The Board of Directors recommends you vote FOR each of the nominees listed in proposal 1, FOR proposals 2 and 4, and 1 year for proposal 3.

1.	To elect four directors (Class I) for a term of three years:

	Nominees:		For	Against	Abstain

1a. John M. Ballbach

1b. Ian R. Friendly

1c. Janel S. Haugarth

1d. David R. Lumley

To cast an advisory vote to approve the compensation of our named executive officers as disclosed in the Corporation’s proxy statement;

			☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐			For	Against	Abstain
						4.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Corporation for the fiscal year ending October 27, 2017.	☐	☐	☐
2.

The undersigned authorizes the proxies to vote in their discretion upon such other business as may properly come before the meeting or any adjournments thereof.

In the absence of directions, the proxies will vote the allocated shares in the same manner as which it votes those shares for which it has received directions.

		1 Year	2 Years	3 Years	Abstain

3.	To cast an advisory vote on the frequency for a stockholders’ advisory vote on the Corporation’s executive compensation; and	☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V.1.1

THE VALSPAR CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Friday, March 24, 2017

9:00 AM

1101 South 3rd Street

Minneapolis, MN 55415

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

The Notice and Proxy Statement and Annual Report are available at:

www.proxyvote.com

E17503-P87043

PROXY CARD

THE VALSPAR CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

March 24, 2017

9:00 AM

This Proxy is Solicited by the Board of Directors

The undersigned hereby appoints JEFFREY H. CURLER and GARY E. HENDRICKSON, and each of them, as proxies with full power of substitution, to vote on behalf of the undersigned the same number of shares which the undersigned is then entitled to vote, at the Annual Meeting of the Stockholders of The Valspar Corporation to be held on Friday, March 24, 2017 at 9:00 A.M., at 1101 South 3rd Street, Minneapolis, Minnesota 55415, and at any adjournments thereof, on any matter properly coming before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposals 1, 2 and 4, and 1 year for proposal 3.

(Continued and to be marked, dated and signed, on the other side)

V.1.1